Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT

Dated as of June 30, 2016

READYCAP LENDING, LLC,

as Borrower

SUTHERLAND ASSET MANAGEMENT CORPORATION,

as Guarantor

and

JPMORGAN CHASE BANK, N.A., as Lender

TABLE OF CONTENTS

Section 1.	Definitions and Accounting Matters	1
1.01	Certain Defined Terms	1
1.02	Accounting Terms and Determinations	19
Section 2.	Advances; Note and Prepayments	20
2.01	Advances	20
2.02	Notes	20
2.03	Procedure for Borrowing	21
2.04	Margin Amount Maintenance; Mandatory Prepayments	21
2.05	Establishment of Collection Account and Waterfall	22
2.06	Repayment of Advances; Interest	24
2.07	Optional Prepayments	24
2.08	Limitation on Types of Advances; Illegality	24
2.09	Requirements of Law	25
2.10	Taxes	26
Section 3.	Payments; Computations; Etc	29
3.01	Payments	29
3.02	Computations	29
3.03	Facility Fee	29
Section 4.	Collateral Security	30
4.01	Collateral; Security Interest	30
4.02	Further Documentation	30
4.03	Changes in Locations, Name, etc	31
4.04	Lender’s Appointment as Attorney-in-Fact	31
4.05	Performance by Lender of Borrower’s Obligations	32
4.06	Proceeds	33
4.07	Remedies	33
4.08	Limitation on Duties Regarding Presentation of Collateral	34
4.09	Powers Coupled with an Interest	34
4.10	Release of Security Interest	34
Section 5.	Conditions Precedent	35
5.01	Loan Agreement; Initial Advance	35

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5.02	Initial and Subsequent Advances	36
Section 6.	Representations and Warranties	37
6.01	Asset Schedule	37
6.02	Solvency	37
6.03	No Broker	38
6.04	Ability to Perform	38
6.05	Existence	38
6.06	Financial Statements	38
6.07	No Breach	38
6.08	Action	39
6.09	Approvals	39
6.10	Enforceability	39
6.11	Indebtedness	39
6.12	Material Adverse Effect	39
6.13	No Default	39
6.14	Real Estate Investment Trust	39
6.15	Adverse Selection	39
6.16	Litigation	40
6.17	Margin Regulations	40
6.18	Taxes	40
6.19	Investment Company Act	40
6.20	Chief Executive Office/Jurisdiction of Organization	40
6.21	Location of Books and Records	40
6.22	True and Complete Disclosure	40
6.23	ERISA	41
6.24	SBA Approvals	41
6.25	No Reliance	41
6.26	Plan Assets	42
6.27	Anti-Money Laundering Laws	42
6.28	No Prohibited Persons	42
6.29	Collateral; Collateral Security	42
6.30	Acquisition of SBA Loans and Participation Interests	43
6.31	Foreign Corrupt Practices Act	43
Section 7.	Covenants of the Borrower	43

7.01	Preservation of Existence; Compliance with Law	43
7.02	Taxes	44
7.03	Notice of Proceedings or Adverse Change	44
7.04	Financial Reporting	45
7.05	Visitation and Inspection Rights	45
7.06	Reimbursement of Expenses	46
7.07	Further Assurances	46
7.08	True and Correct Information	46
7.09	ERISA Events	47
7.10	No Adverse Selection	47
7.11	Insurance	47
7.12	Books and Records	47
7.13	Illegal Activities	47
7.14	Material Change in Business	47
7.15	Limitation on Dividends and Distributions	47
7.16	Disposition of Assets; Liens	48
7.17	Transactions with Affiliates	48
7.18	ERISA Matters	48
7.19	Consolidations, Mergers and Sales of Assets	49
7.20	REIT Status	49
7.21	Asset Tape	49
7.22	Financial Covenants	49
7.23	No Amendment or Waiver	49
7.24	Borrower Assignments	50
7.25	Restrictions on Sale or Other Disposition of Financed Assets	50
Section 8.	Events of Default	50
8.01	Payment Default	50
8.02	Representation and Warranty Breach	50
8.03	Immediate Covenant Defaults	50
8.04	Additional Covenant Defaults	50
8.05	Judgments	51
8.06	Reserved; or	51
8.07	Insolvency Event	51
8.08	Enforceability	51

8.09	Liens	51
8.10	Material Adverse Effect	51
8.11	Change in Control	51
8.12	Going Concern	51
8.13	Inability to Perform	51
8.14	SBA Rules and Regulations	51
8.15	Replacement of Servicers	51
8.16	Reserved	52
8.17	Reserved	52
Section 9.	Remedies Upon Default	52
9.01	Remedies	52
9.02	Physical Possession	52
9.03	Lender’s Appointment as Attorney-in-Fact	52
9.04	Cross-Collateralization	53
Section 10.	No Duty of Lender	53
Section 11.	Indemnification And Expenses	53
11.01	Indemnification	53
11.02	Expenses	54
11.03	Full Recourse	54
Section 12.	Servicing	54
12.01	Servicing of SBA Loans	54
12.02	Collateral Assignee	54
12.03	Servicing Agreement	54
12.04	Event of Default	55
Section 13.	Recording Of Communications	55
Section 14.	Due Diligence	55
Section 15.	Assignability; Amendment	56
15.01	Assignment and Acceptance	56
15.02	Participations	56
15.03	Disclosures	56
15.04	Amendment to Loan Agreement	57
15.05	Hypothecation or Pledge of Pledged Assets	57
Section 16.	Transfer and Maintenance of Register	57
16.01	Rights and Obligations	57

16.02	Register	57
Section 17.	Suspension of Payments	57
17.01	Reserved	57
17.02	Suspension of Payments	57
Section 18.	Terminability	58
Section 19.	Notices And Other Communications	58
Section 20.	Entire Agreement; Severability; Single Agreement	58
20.01	Entire Agreement	58
20.02	Single Agreement	58
Section 21.	Governing Law; Submission to Jurisdictions; Waivers	59
21.01	GOVERNING LAW	59
21.02	SUBMISSION TO JURISDICTION; WAIVERS	59
Section 22.	No Waivers, etc	59
Section 23.	Confidentiality	60
23.01	Confidential Terms	60
23.02	Confidential Information	60
Section 24.	Conflicts; Multiparty Agreements	61
Section 25.	Miscellaneous	61
25.01	Counterparts	61
25.02	Captions	61
25.03	Acknowledgment	61
25.04	Documents Mutually Drafted	61
25.05	Amendment and Restatement	62
25.06	Removal of Sutherland	62

SCHEDULES

SCHEDULE 1-A	Representations and Warranties re: SBA Loans
SCHEDULE 1-B	Representations and Warranties re: Participation Interests
SCHEDULE 2	Filing Jurisdictions and Offices
SCHEDULE 3	Duties of the Borrower with Respect to the SBA Loans
SCHEDULE 4	List of Competitors
SCHEDULE 5	Asset Schedule Fields

v

EXHIBITS

EXHIBIT A	Form of Promissory Note
EXHIBIT B	Form of Request for Borrowing and Notice of Pledge
EXHIBIT C	Form of Remittance Report
EXHIBIT D	Form of Section 7 Certificate
EXHIBIT E	Asset File
EXHIBIT F	Form of Servicer Notice
EXHIBIT G	Form of Excess Margin Notice

AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT

AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT, dated as of June 30, 2016, among READYCAP LENDING, LLC, a Delaware limited liability company (“Borrower”), SUTHERLAND ASSET MANAGEMENT CORPORATION, a Maryland corporation (the “Guarantor”) and JPMORGAN CHASE BANK, N.A. (the “Lender”).

RECITALS

WHEREAS, Borrower, Sutherland Asset I, LLC, a Delaware limited liability company (“Sutherland”), Guarantor and Lender are parties to that certain Master Loan and Security Agreement, dated as of June 27, 2014, as amended by Amendment No. 1 to Master Loan and Security Agreement, Amendment No. 2 to Master Loan and Security Agreement, Amendment No. 3 to Master Loan and Security Agreement, Amendment No. 4 to Master Loan and Security Agreement, Amendment No. 5 to Master Loan and Security Agreement, Amendment No. 6 to Master Loan and Security Agreement, Amendment No. 7 to Master Loan and Security Agreement, Amendment No. 8 to Master Loan and Security Agreement, Amendment No. 9 to Master Loan and Security Agreement and Amendment No. 10 to Master Loan and Security Agreement (the “Existing Loan Agreement”).

WHEREAS, Sutherland desires to be removed as a Borrower from this Loan Agreement;

WHEREAS, Borrower has requested that the Lender continue to make loans to finance certain Eligible Assets (as defined below) that have been or will be acquired by Borrower (collectively, the “Financed Assets”);

WHEREAS, the Lender has agreed, subject to the terms and conditions of this Loan Agreement (as defined below), to provide such loans;

WHEREAS, as a condition to making loans to Borrower, Lender has required Guarantor to guaranty the obligations hereunder;

WHEREAS, Borrower, Guarantor and Lender hereby agree to amend and restate the Existing Loan Agreement, subject to the terms and conditions set forth herein, by the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the mutual provision and agreements made herein, the parties, intending to be legally bound, hereby agree as follows:

Section 1.Definitions and Accounting Matters.

1.01Certain Defined Terms.  As used herein, the following terms have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“2016 Guarantor Merger” shall mean the merger of Guarantor pursuant to the terms and conditions of the 2016 Guarantor Agreement and Plan of Merger.

“2016 Guarantor Agreement and Plan of Merger” shall mean that certain Agreement and Plan of Merger dated as of April 6, 2016, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Merger Sub, LLC, Guarantor and Sutherland Partners, L.P., as in effect on the Effective Date.

“Acquisition Cost” shall mean the cost to the Borrower to acquire an SBA Loan.

“Advance(s)” shall mean a loan made by the Lender to Borrower pursuant to Section 2.01 hereof.

“Advance Amount” shall mean the Collateral Value of each Financed Asset on the Advance Date as such Advance Amount may be reduced from time to time in accordance with this Loan Agreement.

“Advance Date” shall mean the applicable date of an Advance.

“Advance Rate Percentage” shall mean the applicable percentage listed opposite the Type of Eligible Asset as set forth below:

Type of Eligible Asset	Percentage for such Eligible Assets
Performing SBA 7(a) New Origination Guaranteed Loans	95%
Performing SBA 7(a) New Origination Unguaranteed Loans	70%
Performing SBA 7(a) Acquired Loans	75%
Performing SMP Loans	70%
Non-Performing SBA 7(a)/Non-Performing SMP Acquired Loans	55%

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 6.27 hereof.

“Applicable Margin” shall mean three and one-half percent (3.50%) per annum.

“Applicable Sublimit” shall mean the amount listed opposite the Type of Eligible Asset as set forth below:

Type of Eligible Asset	Percentage based upon the Maximum Facility Amount or Dollar Sublimit for such Eligible Assets
Performing SBA 7(a) New Origination Guaranteed Loans	100%
Performing SBA 7(a) New Origination Unguaranteed Loans	50%
Performing SBA 7(a) Acquired Loans	100%
Performing SMP Loans	$20,000,000
Non-Performing SBA 7(a)/Non-Performing SMP Acquired Loans	10%

“Appraisal” shall mean, with respect to each Pledged Real Estate, an appraisal of the related Pledged Real Estate conducted by an Independent Appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and, in addition, certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

“Asset File” shall mean the asset file as set forth on Exhibit E.

“Asset Schedule” shall mean a schedule of Eligible Assets containing the following information with respect to each Eligible Asset, to be delivered by the Borrower to the Lender pursuant to Section 2.03(a) hereof as listed on Schedule 5.

“Asset Tape” shall mean have the meaning assigned thereto in Section 7.21 hereof.

“Assets” shall mean any SBA 7(a) Loan and any SBA 7(a) Loan Participation as identified in the Asset Schedule.

“Assignment and Acceptance” shall have the meaning set forth in Section 15.01.

“Bank” shall mean JPMorgan Chase Bank, N.A., in its capacity as bank with respect to the Collection Account Control Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Borrower” shall have the meaning set forth in the preamble hereto.

“Borrower Party” shall have the meaning set forth in Section 11.01 hereof.

“Borrowing Base” shall mean, at any time, the aggregate Collateral Value of all Eligible Assets.

“Borrowing Base Deficiency” shall mean, at any time, the sum, without duplication, of (i) the amount by which the Maximum Facility Amount exceeds the Borrowing Base, (ii) the amount by which the aggregate outstanding principal balance of the Type of Eligible Assets exceeds the Applicable Sublimit for such Type of Eligible Assets, and/or (iii) the amount by which the Advances exceeds the Maximum Facility Amount.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (iii) any day on which the New York Stock Exchange is closed.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank, which commercial bank is organized under the laws of the United States of America or any state thereof, having capital and surplus in excess of $500,000,000, and rated at least A-1 by S&P and P-1 by Moody’s, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition and (d) commercial paper (having original maturities of not more than 91 days) of JPMorgan Chase & Co., but not its Affiliates provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction and is not issued by an asset backed commercial paper conduit or structured investment vehicle.

“Change in Control” shall mean:

(a)any transaction or event as a result of which the Guarantor ceases to own, directly or indirectly 100% of the limited liability company interests of Borrower; or

(b)the sale, transfer, or other disposition of all or substantially all of any Loan Party’s assets (excluding any such action taken in connection with any securitization transaction); or

(c)(i) on or before the consummation of the 2016 Guarantor Merger, the consummation of a merger or consolidation of any Loan Party with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions), if more than fifty-one percent (51%) of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of such Loan Party immediately prior to such merger, consolidation or other reorganization and (ii) after the consummation of the 2016 Guarantor Merger, the acquisition by any Person or group (within the meaning of the 1934 Act and the rules of the Securities and Exchange Commission thereunder), directly or indirectly, beneficially or of record, of ownership or control of in excess of fifty-one percent (51%) of the voting common stock of Guarantor on a fully diluted basis at any time; or

(d)there is a change in the majority of the board of managers of any Loan Party during any twelve month period.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning set forth in Section 4.01(b) hereof.

“Collateral Confirm” shall have the meaning set forth in the Custodial Agreement.

“Collateral Value” shall mean with respect to each Pledged Asset or portion thereof:

(a)with respect to Performing Eligible Assets and Non-Performing Eligible Assets, the Advance Rate Percentage applicable to such Type of Performing Eligible Asset or Non-Performing Eligible Asset multiplied by the least of (x) the Borrower’s Acquisition Cost, (y) the Market Value, as determined by the Lender and (z) the unpaid principal balance of such Performing Eligible Asset or Non-Performing Eligible Asset;

(b)with respect to Participation Interests, the amount obtained pursuant to clause (a) above shall (without duplication) be multiplied by the related Participation Percentage;

(c)the Collateral Value of each Type of Eligible Asset shall not exceed the related Applicable Sublimit for such Type of Eligible Asset;

(d)the Collateral Value shall be deemed to be zero with respect to each Pledged Asset (1) in respect of which there is a breach of a representation and warranty set forth on Schedule 1-A or Schedule 1-B (assuming each representation and warranty is made as of the date Collateral Value is determined); and

(e)in addition, the Collateral Value shall be deemed to be zero with respect to (1) each SBA 7(a) Loan pledged hereunder (x) with respect to which the SBA repudiates or, if not resolved within three (3) Business Days, challenges or otherwise calls into question its obligations under the SBA Guaranty Agreement or the related SBA Authorization and Loan Agreement, or (y) in respect of which the SBA 7(a) Loan Note has been released from the possession of the FTA in excess of 10 calendar days, (2) with respect to any other Pledged Asset pledged hereunder with respect to which the Obligor challenges, repudiates or otherwise calls into question its obligations or (3) with respect to each SBA Loan pledged hereunder, if the Borrower fails to deliver assignments in blank to the Custodian within one hundred and twenty (120) days of the Advance Date with respect to such SBA Loan pledged hereunder; provided further that the Collateral Value shall be adjusted as further set forth on Exhibit E with respect to Critical Exceptions and Fatal Exceptions.

“Collection Account” shall mean a deposit account (the title of which shall indicate that the funds therein are being held in trust for the Lender) into which Borrower shall deposit Income (other than, for the avoidance of doubt, any amounts payable to the SBA or to the FTA pursuant to the Multiparty Agreements) with a financial institution acceptable to the Lender and subject to the Collection Account Control Agreement.

“Collection Account Control Agreement” shall mean an amended and restated letter agreement among Borrower, the Lender and the Bank, in form and substance reasonably acceptable to the Lender, as the same may be amended from time to time.

“Competitors” shall mean competitors of the Borrower, as set forth on Schedule 4.

“Condemnation Proceeds” shall mean all awards or settlements in respect of a Pledged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to an Obligor in accordance with the terms of the related Asset File.

“Confidential Information” shall have the meaning set forth in Section 23.02 hereof.

“Confidential Terms” shall have the meaning set forth in Section 23.01 hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Costs” shall have the meaning set forth in Section 11.01 hereof.

“Critical Exception” shall mean the exceptions identified as such in the Asset File definition set forth on Exhibit E.

“Custodial Agreement” shall mean, collectively or individually, (a) that certain Amended and Restated Custodial Agreement dated as of June 30, 2016, by and among the Borrower, the Lender, and The Bank of New York Mellon Trust Company, N.A., and (b) that certain Amended and Restated Custodial Agreement dated as of June 30, 2016, by and among Borrower, the Lender and Wells Fargo Bank, N.A., in each case, as the same may be amended, supplemented or otherwise modified from time to time, as the context may require.

“Custodian” shall mean, collectively or individually, (a) The Bank of New York Mellon Trust Company, N.A. and (b) Wells Fargo Bank, N.A., in each case, as custodian under the applicable Custodial Agreement, or such other custodian as determined in accordance with the applicable Custodial Agreement, as the context may require.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall mean in respect of any principal of any Advance or any other amount under this Loan Agreement, the Note or any other Loan Document that is not paid when due to the Lender (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (a) the LIBOR Rate plus (b) the Applicable Margin plus (c) three percent (3%) per annum.

“Determination Date” shall mean the applicable date on which an Eligible Asset is funded under this Loan Agreement and thereafter as of the date of the most recent Remittance Report.

“Distribution” shall mean, for any Person, any dividends (other than dividend payable solely in common stock), distributions, return of capital to any stockholders, general or limited partners or members, other payments, distributions or delivery of property or cash to stockholders, general or limited partners or members, or any redemption, retirement, purchase or other acquisition, directly or indirectly, of any shares of any class of capital stock now or hereafter outstanding (or any options or warrants issued with respect to capital stock) general or limited partnership interest, or the setting aside of any funds for the foregoing; provided, however, that this shall not include payments in consideration of the delivery of goods and services provided that such goods and services are in the ordinary course of the Person’s business and are provided upon fair and reasonable terms no less favorable to the Person than it would obtain in a comparable arm’s length transaction with another Person which is not a stockholder, general partner or limited partner, or member.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by the Lender or its designee of any or all of the reviews permitted under Section 14 hereof with respect to any or all of the SBA Loans, as desired by the Lender from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Eligible Asset” shall mean an Asset which (i) is pledged to the Lender, (ii) is not otherwise assigned a zero value under the definition of Collateral Value, (iii) as to which the representations and warranties in Section 6.29 and Schedule 1-A and Schedule 1-B hereof are true and correct, (iv) was originated by an Originator and/or acquired by the Borrower in the ordinary course of business, (v) is not subject to a Fatal Exception, (vi) is not subject to an Environmental Issue, (vii) is not contractually delinquent, except with respect to a Non- Performing SBA 7(a)/Non-Performing SMP Acquired Loan and (viii) with respect to Participation Interests (A) is approved by the Lender in its sole discretion, (B) is registered in the name of the Borrower, (C) is delivered with appropriate transfer documents executed by the Borrower (which shall not be delivered by the Lender for re-registration unless an Event of Default shall have occurred and (D) for which any consent to transfer such Participation Interest to the Lender or any successor shall be delivered in form and substance acceptable to the Lender.

“Environmental Assessment” shall mean with respect to any SBA Loan, an environmental assessment conducted by a third-party environmental firm mutually acceptable to Borrower and Lender, which shall include, without limitation VERAcheck Environmental Risk Advisory, Inc. and Environmental Services, Inc.

“Environmental Issue” shall mean with respect to any SBA Loan, (a) as determined by the Lender in its good faith discretion, the violation of any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous substances, materials or other pollutants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C.  § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign analogues, counterparts or equivalents, in each case as amended from time to time, which adversely affects the value of such SBA Loan or (b) as determined by Lender in consultation with Borrower after review of an Environmental Assessment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any Person which, together with Borrower or Guarantor is treated, as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as a single employer described in Section 414 of the Code.

“Event of Default” shall have the meaning set forth in Section 8 hereof.

“Event of ERISA Termination” shall mean (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the reporting of the occurrence of such event, or (ii) the withdrawal of Borrower or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Borrower or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430 (j) of the Code or Section 303(j) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or any ERISA Affiliate thereof to terminate any Plan, or (v) the failure to meet the requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vi) the institution by the PBGC of proceedings under Section 4042 of

ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by Borrower or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Borrower or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430 (k) of the Code with respect to any Plan.

“Excluded Taxes” shall have the meaning set forth in Section 2.10(e) hereof.

“Existing Loan Agreement” shall have the meaning set forth in the recitals hereto.

“Facility Fee” shall mean one-quarter of one percent (0.25%) of the Maximum Facility Amount which shall be paid by the Borrower to the Lender in equal monthly payments commencing on June 30, 2016, and continuing on the 30th day of each month thereafter, until the Termination Date.

“Fatal Exception” shall mean the exceptions identified as such in the Asset File definition set forth on Exhibit E.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to the Lender.

“Financed Assets” shall have the meaning set forth in recitals hereof.

“Financial Statements” shall mean those documents delivered pursuant to Section 7.04 hereof.

“Franchise” shall mean the franchise business of the Obligor, as more fully described in the Franchise Agreement, and the Obligor’s rights thereunder.

“Franchise Agreement” shall mean the agreement setting forth the rights and obligations of the Obligor with respect to the Franchise granted therein.

“FTA” shall mean Colson Services Corp., or any successor under the Multiparty Agreements appointed by the SBA.

“Funding Date” shall mean the date on which an Advance is made hereunder.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“GLB Act” shall have the meaning set forth in Section 23.02.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep- well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranteed Portion” shall mean, as to any SBA 7(a) Loan or SBA 7(a) Loan Participation therein, the portion of the principal balance thereof together with interest thereon at a per annum rate in effect from time to time guaranteed by the SBA in accordance with the terms of the SBA Guaranty Agreement, the related SBA Authorization and Loan Agreement, and SBA Rules and Regulations.

“Guarantor” shall have the meaning set forth in the preamble hereto.

“Guaranty” shall mean that certain Amended and Restated Guaranty made by the Guarantor in favor of the Lender, dated as of June 30, 2016, as amended from time to time.

“Income” shall mean, with respect to any Financed Asset, without duplication, all principal and income or dividends or distributions received with respect to such Financed Asset, including any sale or liquidation premiums, Liquidation Proceeds, insurance proceeds, interest, dividends or other distributions payable thereon or any fees or payments of any kind received by the related Servicer, but excluding (i) any amounts permitted to be retained by the Servicer pursuant to the Servicing Agreement and (ii) any amounts payable to the SBA or to the FTA pursuant to the Multiparty Agreements.

“Indebtedness” shall mean, with respect to any Person:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner; provided that Non-Recourse Debt associated with a securitization trust shall not be considered Indebtedness.

“Indemnified Party” shall have the meaning set forth in Section 11.01 hereof.

“Insolvency Event” shall mean, for any Person:

(a)that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(b)that such Person or any Affiliate shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c)proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding up or liquidation of its affairs and such decree shall remain unstayed for a period of thirty (30) days; or

(d)the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e)that such Person or any Affiliate shall become insolvent; or

(f)if such Person or any Affiliate is a corporation, such Person or any Affiliate, or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c), (d) or (e).

“Interest Income Asset” shall mean with respect to any Pledged Assets, interest income and other amounts accruing on such Pledged Assets, excluding the Servicing Fee as more described in the Multiparty Agreements.

“Interest Period” shall mean, with respect to any Advance, (i) initially, for any Advance, the period commencing on the Funding Date with respect to such Advance and ending on the last day of the calendar month in which such Funding Date occurs; and (ii) subsequent consecutive periods thereafter, beginning on the first day of each subsequent calendar month and ending on the earlier of (x) the last day of the same calendar month in which such Interest Period began and (y) the Termination Date.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investment Manager” shall mean Waterfall Asset Management, LLC, a Delaware limited liability company, and its successors in interest and assigns.

“Lender” shall have the meaning set forth in the preamble hereto.

“Leverage” shall mean with respect to any Person and its consolidated Subsidiaries the ratio of Indebtedness to Tangible Net Worth.

“LIBOR Floor” means zero percent (0%).

“LIBOR Rate” shall mean, with respect to each day on which any Advance is outstanding (or if such day is not a Business Day, the next succeeding Business Day) and determined daily by the Lender, the offered rate for three (3) month U.S. dollar deposits, as the applicable rate appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on second Business Day before such date; provided that if the applicable rate does not appear on Reuters Screen LIBOR01 Page, the rate for such date will be based upon the offered rates of the reference banks selected by the Lender for U.S. dollar deposits as of 11:00 a.m. (London time) on second Business Day before such date.  In such event, Lender will request the principal London office of each of at least three reference banks selected by Lender to provide a quotation of its rate.  If on such date, two or more of such reference banks provide such offered quotations, LIBOR shall be the arithmetic mean of all such offered quotations (rounded to the nearest whole multiple of 1/100%).  If on such date, fewer than two of such reference banks provide such offered quotations, LIBOR shall be the higher of (i) LIBOR as determined on the immediately preceding day that LIBOR is available and (ii) the Reserve Interest Rate.  Upon determination of LIBOR by the Lender in accordance with the forgoing, the Agent shall communicate LIBOR to the Borrower.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Liquidated Asset” shall mean with respect to any Financed Asset, such Financed Asset has been sold or refinanced, was subject to a short sale or any other extinguishment of the Lien securing the Financed Asset.

“Liquidation Proceeds” shall mean all cash amounts received on account of a Liquidated Asset net of costs and expenses owed to the related Servicer under the Servicing Agreement.

“Liquidity” shall mean, with respect to any Person and its consolidated Subsidiaries, the sum of its (i) unrestricted cash, plus (ii) unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity available to such Person and its consolidated Subsidiaries (taking into account applicable haircuts) under committed mortgage loan warehouse and repurchase facilities and mortgage servicing right facilities for which such Person and its consolidated Subsidiaries have pledged the related unencumbered eligible collateral thereunder, plus (iv) net equity value of whole pool agency securities

“Loan Agreement” shall mean this Amended and Restated Master Loan and Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Documents” shall mean, collectively, this Loan Agreement, the Note, the Collection Account Control Agreement, the Custodial Agreements, the Guaranty and the Multiparty Agreements, each as amended from time to time.

“Loan Party” shall mean either or both the Borrower and the Guarantor.

“Margin Call” shall have the meaning set forth in Section 2.04(a) hereof.

“Margin Deficit” shall have the meaning set forth in Section 2.04(a) hereof.

“Margin Threshold” shall mean $100,000.

“Market Value” shall mean as of any date with respect to any SBA Loan or Participation Interest, the price at which such SBA Loan or Participation Interest could readily be sold as determined in good faith by the Lender in its sole discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, financial condition or prospects of the Borrower, (b) the ability of Borrower to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith, or (f) the Collateral.

“Maximum Facility Amount” shall mean $50,000,000.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on an SBA Loan as adjusted in accordance with changes in the SBA 7(a) Loan Interest Rate pursuant to the provisions of the SBA 7(a) Loan Note for an adjustable rate SBA Loan.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a first lien on commercial real property and other property and rights incidental thereto.

“Multiemployer Plan” shall mean, with respect to any Person, a “multiemployer plan” as defined in Section 3(37) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to (or required to be contributed to) by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Multiparty Agreements” shall mean each of the (a) the Amended and Restated Multiparty Agreement, dated as of June 30, 2016, by and among the Lender, Borrower, the FTA, the SBA and The Bank of New York Mellon Trust Company, N.A. and (b) the Amended and Restated Multiparty Agreement, dated as of June 30, 2016, by and among the Lender, Borrower, the FTA, the SBA and Wells Fargo Bank, N.A., in each case, in the form agreed to by the parties thereto, as amended from time to time.

“Net Worth” shall mean, as of a particular date, all amounts that would be included under capital on a balance sheet of the Borrower at such date determined in accordance with GAAP.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.10(a) hereof.

“Non-Exempt Lender” shall have the meaning set forth in Section 2.10(e) hereof.

“Non-Performing Eligible Asset” shall mean an Eligible Asset that, as of the applicable Determination Date is (a) not a Performing Eligible Asset or (b) an Eligible Asset that has been modified subsequent to the Funding Date without the prior written consent of Lender regardless of whether it would otherwise satisfy the definition of Performing Eligible Asset.

“Non-Performing SBA 7(a)/Non-Performing SMP Acquired Loans” shall mean Guaranteed Portions or Unguaranteed Portions of SBA 7(a) Loans and SBA 7(a) Loan Participations that are Non-Performing Eligible Assets.

“Non-Recourse Debt” shall mean liabilities for which the assets securing such obligations are the only source of repayment.

“Note” shall mean the promissory note provided for by Section 2.02(a) hereof for Advances and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Obligor” shall mean any obligor on an SBA 7(a) Loan Note, whether the original obligor, or whether by assumption or otherwise.

“Originators” shall mean (i) with respect to Eligible Assets acquired by the Borrower in the ordinary course of its business, an originator approved by the Lender and (ii) with respect to Eligible Assets originated by the Borrower, the Borrower.

“Other Taxes” shall have the meaning set forth in Section 2.10(b) hereof.

“Participant Loan” shall mean a loan in which an Originator acquired a Participation Interest from a third party that constitutes less than one hundred percent (100%) of the interests of the lenders in and to such loan.

“Participation Agreement” shall mean the agreement executed and delivered in connection with a Participation Interest.

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest, which Participation Certificate may represent one or more Participation Interests.

“Participation Interest” shall mean a participation interest in an SBA Loan evidenced by a Participation Certificate.

“Participation Percentage” shall mean the percentage of any Participation Interest.  “Payment Date” shall mean the 15th day of each month or if the 15th day is not a Business Day, the next succeeding Business Day.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performing Eligible Asset” shall mean an Eligible Asset, (including SBA Loans pursuant to a bankruptcy plan, where the Obligor is in bankruptcy), that as of the applicable Determination Date (a) is contractually current as of such Determination Date and (b) remains contractually current at all times after such Determination Date.

“Performing SBA 7(a) Acquired Loans” shall mean Guaranteed Portions or Unguaranteed Portions of SBA 7(a) Loans that are Performing Eligible Assets.

“Performing SBA 7(a) New Origination Guaranteed Loans” shall mean Guaranteed Portions of SBA 7(a) Loans that are Performing Eligible Assets.

“Performing SBA 7(a) New Origination Unguaranteed Loans” shall mean Unguaranteed Portions of SBA 7(a) Loans that are Performing Eligible Assets.

“Performing SMP Loans” shall mean SBA 7(a) Loan Participations that are Performing Eligible Assets.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association, or government (or any agency, instrumentality or political subdivision thereof), including, but not limited to, the Borrower.

“Plan” shall mean, with respect to Borrower, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established, maintained or contributed to by Borrower or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledged Assets” shall mean those Assets owned by Borrower (excluding any interest therein previously sold by the Borrower) and pledged by Borrower to the Lender as Collateral for Advances made hereunder as specifically set forth in each Request for Borrowing delivered by Borrower to the Lender in accordance with Section 2.03(a) hereof.

“Pledged Property” shall mean (i) real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and/or (ii) any machinery or equipment (and all additions, alterations and replacements made at any time with respect to the foregoing) and/or (iii) any Franchise and/or (iv) all other collateral, in any case, securing repayment of the debt evidenced by an SBA 7(a) Loan Note.

“Pledged Real Estate” shall mean, with respect to any Pledged Property, the real estate (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) related to such Pledged Property.

“Principal Paydown Amounts” shall have the meaning set forth in Section 2.05 hereof.

“Prohibited Person” shall have the meaning set forth in Section 6.28 hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“REIT” shall mean a real estate investment trust under Section 856 through 860 of the Code.

“REIT Distribution Requirement” means for any taxable year, an amount of dividends sufficient to meet the requirements of Section 857(a) of the Code.

“Register” shall have the meaning set forth in Section 16.02.

“Remittance Report” shall mean the report in the form of Exhibit C hereto (as may be amended, restated or modified from time to time by the Borrower with the approval of the Lender, which approval may not be unreasonably withheld) delivered by the Borrower or the Servicers to the Lender on the Business Day prior to the related Payment Date.

“Repayment Amount” shall mean, with respect to any Advance, the Lender’s Advance Amount minus any cash applied to reduce the Lender’s Advance Amount plus accrued and unpaid interest and accrued and unpaid fees and expenses.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

“Request for Borrowing” shall have the meaning set forth in Section 2.03(a) hereof.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of entity resolution or consent.

“Rolling Termination Date” shall mean the date that is 180 days following the date that a Rolling Termination Notice is delivered to the Borrower; provided, that the earliest Rolling Termination Date shall be June 29, 2017 and any Rolling Termination Notice delivered prior to the 180th day prior to June 29, 2017 shall not become effective until the 180th day prior to June 29, 2017.

“Rolling Termination Notice” shall mean a notice from Lender to Borrower that indicates that the Rolling Termination Date shall be 180 days from the date of such notice.

“SBA” shall mean the United States Small Business Administration, an agency of the United States government.

“SBA 7(a) Loan” shall mean any loan which is originated in accordance with the SBA Rules and Regulations and pursuant to Section 7(a) of the Small Business Act, as amended, codified at 15 U.S.C. 631 et. seq., which SBA Loan is partially guaranteed by the SBA.

“SBA 7(a) Loan Interest Rate” shall mean the annual rate of interest, as determined from time to time, borne on an SBA 7(a) Loan Note.

“SBA 7(a) Loan Note” shall mean the promissory note or other evidence of the indebtedness of an Obligor with respect to an SBA 7(a) Loan.

“SBA 7(a) Loan Participation” shall mean a participation interest in the Unguaranteed Portion of SBA 7(a) Loans.

“SBA Authorization and Loan Agreement” shall mean the Authorization and Loan Agreement (SBA Form 529 or other comparable form) issued with respect to each SBA 7(a) Loan between the SBA, the Originator, and the Obligor.

“SBA Guaranty Agreement” shall mean the SBA Loan Guaranty Agreement (SBA Form 750 or any comparable form), with respect to a SBA 7(a) Loan, between the SBA and the Originator as such agreement may be amended from time to time.

“SBA Loan” shall mean any SBA 7(a) Loan.

“SBA Rules and Regulations” shall mean the Small Business Act, as amended, codified at 15 U.S.C. 631 et. seq., and the Small Business Investment Act of 1958, as amended, codified at 15 U.S.C. 661 et. seq., all rules and regulations promulgated from time to time thereunder and the SBA Guaranty Agreement.

“Secondary Market Sale” shall have the meaning set forth in Section 6.29(a) hereof.

“Section 7 Certificate” shall have the meaning set forth in Section 2.10(e)(ii) hereof.

“Secured Obligations” shall mean the unpaid principal amount of, and interest on the related Advances, and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Loan Agreement, the related

Note, any other Loan Document and any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant to the terms hereof or thereof) or otherwise.  For purposes hereof, “interest” shall include, without limitation, interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Security Agreement” shall mean the mortgage, deed of trust, assignment of leases and rents or other instrument or security agreement securing obligations with respect to an SBA Loan, which creates a first, second or third Lien (as indicated on the Asset Tape) on a Pledged Property securing the SBA 7(a) Loan Note.

“Servicer” shall mean (i) Borrower with respect to Non-Performing Eligible Assets that are not Participation Interests in respect of a Participant Loan, (ii) Borrower with respect to Performing Eligible Assets that are SBA 7(a) Loans, and (iii) the current servicer in connection with the related Participation Agreement with respect to Participation Interests in respect of Participation Loans, each as approved by the Lender in its sole discretion.

“Servicer Account” shall mean the segregated account established by and in the name of Borrower at a depository institution approved by the Lender into which all Income received on account of the Eligible Assets serviced or managed by such Servicer shall be deposited.

“Servicing Agreements” shall have the meaning set forth in Section 12.03 hereof.

“Servicing Records” shall have the meaning set forth in Section 12.02 hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Sutherland” shall have the meaning set forth in the preamble hereto.

“Sutherland Repurchase Agreement” shall mean shall mean that certain Master Repurchase, dated as of June 30, 2016, by and among Sutherland, Sutherland 2016-1 JPM Grantor Trust and Lender.

“Tangible Net Worth” shall mean, as of any date of determination, the consolidated Net Worth of the Borrower or Guarantor, as applicable, less the consolidated net book value of all assets of the Borrower or Guarantor, as applicable, (to the extent reflected as an asset in the balance sheet of the Borrower or Guarantor, as applicable, at such date) that will be treated as intangibles under GAAP.

“Taxes” shall have the meaning set forth in Section 2.10(a) hereof.

“Termination Date” shall mean the earliest of (i) the Rolling Termination Date, (ii) June 29, 2018, or (iii) such date as determined by Lender pursuant to the Loan Agreement in accordance with the provisions thereof or by operation of law.

“Total Stockholder’s Equity” shall mean with respect to any Person and its consolidated Subsidiaries, an amount equal to, on a consolidated basis, such Person’s stockholder’s equity (determined in accordance with GAAP).

“Transfer” shall have the meaning set forth in Section 7.16 hereof.

“Type” shall mean a specific type of Eligible Asset specified in the first column of the tables under the definitions of Advance Rate Percentage and Applicable Sublimit.

“Unguaranteed Portion” shall mean that portion of a SBA Loan, including interest, not guaranteed by the SBA pursuant to the SBA Rules and Regulations, the related SBA Authorization and Loan Agreement, or the SBA Guaranty Agreement, but only so much of such portion as has been pledged as Collateral for Advances made hereunder.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

1.02Accounting Terms and Determinations.  For purposes of this Loan Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)the terms defined in this Loan Agreement have the meanings assigned to them in this Loan Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP;

(c)references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Loan Agreement;

(d)a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Loan Agreement as a whole and not to any particular provision;

(f)the term “include” or “including” shall mean without limitation by reason of enumeration;

(g)all times specified herein or in any other Loan Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

(h)all references herein or in any Loan Document to “good faith” means good faith as defined in Section 1-201(19) of the Uniform Commercial Code in effect in the State of New York.

Section 2.Advances; Note and Prepayments.

2.01Advances.

(a)Subject to fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof, the Lender agrees, on the terms and conditions of this Loan Agreement, to continue to make Advances to the Borrower in Dollars, on any Business Day, from and including the Effective Date in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (i) Maximum Facility Amount, (ii) the Borrowing Base and (iii) with respect to each Type of Eligible Asset, the Applicable Sublimit, as in effect from time to time.

(b)Subject to the terms and conditions of this Loan Agreement, from and including the Effective Date, the Borrower may borrow hereunder.  Any amounts repaid may be reborrowed hereunder.

(c)Reserved.

(d)Notwithstanding anything herein to the contrary, the Borrower acknowledges and agrees that this Loan Agreement does not commit the Lender to make or agree to make) any Advance requested by the Borrower hereunder and this Loan Agreement rather sets forth the procedures to be used in connection with periodic requests for Lender to make Advances to Borrower.  Borrower hereby acknowledges that Lender is under no obligation to make any Advance pursuant to this Loan Agreement.

2.02Notes.

(a)The Advances made by the Lender shall be evidenced by a single promissory note of Borrower substantially in the form of Exhibit A hereto (the “Note”) payable to the Lender in a principal amount equal to the outstanding Advances as in effect from time to time, and otherwise duly completed.  The Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b)Reserved.

(c)The date, amount and interest rate of each Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of a Note, endorsed by the Lender on the schedule attached to such Note or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under the Note in respect of the Advances.

2.03Procedure for Borrowing.

(a)The Borrower may request a borrowing to be secured by SBA Loans hereunder, on any Business Day during the period from and including the Effective Date, by delivering to the Lender, an irrevocable written request for borrowing substantially in the form of Exhibit B hereto (“Request for Borrowing”); provided that, the Borrower may not deliver more than one (1) Request for Borrowing per Business Day.  Such Request for Borrowing must be received by the Lender prior to 10:00 a.m. New York City time at least three (3) Business Days prior to the requested Funding Date.  Such Request for Borrowing shall (i) specify the amount of such Advance, (ii) attach an Asset Schedule identifying the Eligible Assets that the Borrower proposes to pledge to the Lender and to be included in the Borrowing Base in connection with such borrowing, (iii) specify the requested Funding Date, (iv) certify that the SBA 7(a) Loan Notes, if any, have been delivered to the FTA pursuant to the applicable Multiparty Agreement, and (v) specify such other matters as may be specified on the form of the Request for Borrowing or as may be reasonably requested by Lender from time to time in accordance with the terms hereof.  The Borrower shall indemnify Lender and hold it harmless against any Losses incurred by Lender as a result of any failure by Borrower to timely deliver the Pledged Assets subject to such Request for Borrowing.  Subject to Section 5 hereof, such borrowing, will then be made available to the Borrower by the Lender transferring, via wire transfer, to the account of Borrower as set forth in the Request for Borrowing, in the aggregate amount of such borrowing, in funds immediately available to the Borrower.

(b)Upon the Borrower’s Request for Borrowing pursuant to Section 2.03(a), the Lender shall, assuming all conditions precedent set forth in this Section 2.03 and in Sections 5.01 and 5.02 have been met make an Advance to Borrower on the requested Funding Date, in the amounts so requested; provided that such amounts would not cause a Borrowing Base Deficiency.

2.04Margin Amount Maintenance; Mandatory Prepayments.

(a)If at any time the aggregate Collateral Value of Financed Assets is less than the Repayment Amount on account of the related Advances (a “Margin Deficit”) and such Margin Deficit is greater than the Margin Threshold, then the Lender may by notice to the Borrower (as such notice is more particularly set forth below, a “Margin Call”), require the Borrower to transfer to the Lender or its designee cash in an amount at least equal to the Margin Deficit.

(b)Reserved.

(c)If the Lender delivers a Margin Call to the Borrower on or prior to 10:00 a.m. (Eastern time) on any Business Day, then the Borrower shall transfer cash to the Lender no later than 4:00 p.m. (Eastern time) that day.  In the event the Lender delivers a Margin Call to the Borrower after 10:00 a.m. (Eastern time) on any Business Day, the Borrower shall be required to transfer cash no later than 10:00 a.m. (Eastern time) on the subsequent Business Day.  The Lender’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit in excess of the Margin Threshold shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit in excess of the Margin Threshold exists.

(d)Any cash transferred to the Lender pursuant to Section 2.04(a) above shall promptly be applied to reduce the Lender’s Advance Amount related to each Financed Asset on a pro rata basis (based on the Advance Amount related to such Financed Asset).

(e)The Lender hereby agrees that it will be responsible for calculations of the Collateral Value and Repayment Amount of each Financed Asset in order to determine the amount of payments due to the Lender under this Loan Agreement, including without limitation, pursuant to Section 2 hereof and the Lender will provide such calculations to the Borrower upon request therefor.  The Lender’s determination of the Collateral Value and the Repayment Amount of each Financed Asset shall be conclusive absent manifest error.

(f)If at any time there has occurred, or there is discovered, an Environmental Issue, the Borrower shall promptly but in any event, within one (1) Business Day, notify the Lender in writing, and shall prepay the Advance related to the Financed Asset subject to the Environmental Issue and remove such Financed Asset from this Loan Agreement.

(g)If, after the initial Advance Date, the Collateral Value of the Financed Assets subject to an Advance hereunder as of any date of determination is greater than the Borrowing Base (a “Margin Excess”), then Borrower may, by three (3) Business Days’ prior written notice to Lender in the form of Exhibit G attached hereto (an “Excess Margin Notice”), the Lender shall be required to transfer cash no later than 10:00 a.m. (Eastern time) on the subsequent Business Day such that the Margin Excess set forth in such Excess Margin Notice is reduced or eliminated and such transferred amount shall be considered an Advance under this Loan Agreement; provided that, no Default has occurred and is continuing or would exist after such action by Lender, and provided further that Lender will not be required to take any action under this provision that (1) would be inconsistent with Borrower’s determination of Collateral Value in accordance with this Loan Agreement, (2) would cause a Margin Deficit or (3) would cause the aggregate outstanding principal amount of the Advances to exceed the Maximum Facility Amount.

2.05Establishment of Collection Account and Waterfall.

(a)The Borrower shall, and shall cause each Servicer to, hold for the benefit of, and in trust for, the Lender all Income, including, without limitation, all Income received by or on behalf of Borrower with respect to the Eligible Assets owned by the Borrower.  The Borrower shall cause each Servicer to deposit all such Income received on account of the Eligible Assets serviced or managed by such Servicer, in the applicable Servicer Account no later than two (2) Business Days following receipt.  To the extent that Borrower is holding any such Income, Borrower shall deposit such Income (but excluding that portion of Income on account of any SBA Loan due to the SBA or the FTA, which portion of Income shall be remitted directly to the SBA or the FTA, as applicable) in the applicable Collection Account and subject to the Collection

Account Control Agreement.  The Borrower shall cause each Servicer to remit to the applicable Collection Account all Income (but excluding that portion of Income on account of any SBA Loan due to the SBA or the FTA, which portion of Income shall be remitted directly to the SBA or the FTA, as applicable) held in the related Servicer Account on each day that the related Servicer remits any portion of Income to the SBA or the FTA, which remittance shall occur no less frequently than once per calendar week as long as there is Income on deposit in the related Servicer Account.  All Income shall be held in trust for the Lender and shall not be commingled with other property of the Borrower or any Affiliate of the Borrower.  Funds deposited in any Collection Account during any month shall be held therein, in trust for Lender, until the next Payment Date.  Subject to the terms of the Collection Account Control Agreement, funds on deposit in the Collection Account shall be remitted to the Lender and applied as follows from the Collection Account on account of the Advances in the following order of priority:

(i)first, to the Lender for the Lender’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents;

(ii)second, to the Lender for the interest then due and payable on the Advances made to Borrower;

(iii)third, without limiting the rights of the Lender under Section 2.04 of this Loan Agreement, to the Lender, in the amount of any unpaid Margin Deficit;

(iv)fourth, to the Lender in an amount equal to the principal amortization (including full and partial prepayments) relating to the Financed Assets for the prior calendar month (the “Principal Paydown Amounts”) and Liquidation Proceeds with respect to Liquidated Assets with respect to Performing Eligible Assets, an amount equal to all Principal Paydown Amounts or Liquidation Proceeds, as applicable, multiplied by the related Advance Rate Percentage for each Eligible Asset based upon the Type of Eligible Asset;

(v)fifth, subsequent to the occurrence of an Event of Default, one hundred percent (100%) of all Principal Paydown Amounts and Liquidation Proceeds and all other Income will be distributed to the Lender with respect to each Liquidated Asset;

(vi)sixth, all other Secured Obligations; and

(vii)seventh, to the Borrower.

(b)Notwithstanding the preceding provisions, if an Event of Default has occurred and is continuing, all funds in the Collection Account shall be withdrawn and shall be applied as determined by Lender until all Secured Obligations have been paid in full and then, paid to the Borrower.

(c)Principal Paydown Amounts and Liquidation Proceeds will be applied to reduce the Lender’s Advance Amount of the applicable Financed Asset to which it applies.  If the amount distributed to the Lender in accordance with the preceding sentence is greater than the Lender’s Advance Amount with respect to such Financed Asset then such excess will be applied to all other Financed Assets to reduce the Lender’s Advance Amount on a pro rata basis.

2.06Repayment of Advances; Interest.

(a)Borrower hereby promises to repay in full on the Termination Date the then aggregate outstanding principal amount of the Advances and all other related Secured Obligations.

(b)The Borrower hereby promises to pay to the Lender interest on the unpaid principal amount of each related Advance for each Interest Period at a rate per annum equal to the greater of (a) (i) the LIBOR Rate for such Interest Period and (ii) the LIBOR Floor plus (b) the Applicable Margin.  Notwithstanding the foregoing, the Borrower hereby promises to pay to the Lender interest at the applicable Default Rate on any principal of any related Advance and on any other amount payable by Borrower hereunder or under the related Note that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full.  Accrued interest on each Advance shall be payable monthly in arrears on each Payment Date and on the Termination Date.  Notwithstanding the foregoing, interest accruing at the Default Rate shall be payable to the Lender on demand.

(c)It is understood and agreed that, unless and until a Default shall have occurred and be continuing, the Borrower shall be entitled to the proceeds of the Pledged Assets (other than as expressly set forth in Section 2.05 hereof).

2.07Optional Prepayments.

(a)The Advances are prepayable at any time, in whole or in part.  Any amounts prepaid shall be applied to repay the outstanding principal amount of any Advances (together with interest thereon) until paid in full.  Amounts repaid may be reborrowed.  If the Borrower intends to prepay an Advance in whole or in part from a source other than the proceeds of the related Financed Assets, the Borrower shall give two (2) Business Days’ prior written notice thereof to the Lender.  If such notice is given, the amount specified in such notice, shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

2.08Limitation on Types of Advances; Illegality.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Rate:

(a)the Lender determines, which determination shall be conclusive, absent manifest error, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Advances as provided herein; or

(b)it becomes unlawful for the Lender to honor its obligation to make or maintain Advances hereunder using a LIBOR Rate; then the Lender shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to make additional Advances, and the Borrower shall, in its discretion, either prepay all such Advances as may be outstanding or pay interest on such Advances at a rate per annum equal to a rate selected by the Lender which it determines in its sole discretion most closely approximates the LIBOR Rate plus the Applicable Margin.

2.09Requirements of Law.

(a)If any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)shall subject the Lender to any Tax or increased Tax of any kind whatsoever with respect to this Loan Agreement or any Transaction or change the basis of taxation of payments to the Lender in respect thereof;

(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii)shall impose on the Lender any other condition that has an adverse effect on the Lender;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of entering, continuing or maintaining any Advance or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender such additional amount or amounts as calculated by the Lender in good faith as will compensate the Lender for such increased cost or reduced amount receivable.

(b)If the Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrower shall promptly pay to the Lender such additional amount or amounts as calculated by the Lender in good faith as will compensate the Lender for such reduction.

(c)If the Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error.

2.10Taxes.

(a)Any and all payments by the Borrower under or in respect of this Loan Agreement or any other Loan Documents to which Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless otherwise required by law.  If Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Loan Agreement or any of the other Loan Documents to the Lender, (i) Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by Borrower shall be increased as may be necessary so that after Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.10) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.  For purposes of this Loan Agreement the term “Non-Excluded Taxes” are Taxes other than, in the case of the Lender, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which the Lender is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of the Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Loan Agreement or any of the other Loan Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

(b)In addition, Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added Taxes, or similar Taxes, charges or levies that arise from any payment made under or in respect of this Loan Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Loan Agreement or any other Loan Document (collectively, “Other Taxes”).

(c)Borrower hereby agrees to indemnify the Lender for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable by the Borrower under this Section 2.10 imposed on or paid by the Lender, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  The indemnity by the Borrower provided for in this Section 2.10(c) shall apply and be made whether or not the Non- Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted.  Amounts payable by Borrower under the indemnity set forth in this Section 2.10(c) shall be paid within ten (10) days from the date on which the Lender makes written demand therefor.

(d)Within thirty (30) days after the date of any payment of Taxes, the Borrower (or any Person making such payment on behalf of the Borrower) shall furnish to the Lender for its own account a certified copy of the original official receipt evidencing payment thereof.

(e)For purposes of this Section 2.10(e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.  Each Lender (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) has a name that does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “N.A.,” “National Association,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”) shall deliver or cause to be delivered to the Borrower the following properly completed and duly executed documents:

(i)in the case of a Non-Exempt Lender that is not a United States person or is a foreign disregarded entity for U.S. federal income tax purposes that is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which the Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit D (a “Section 7 Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii)in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv)in the case of a Non-Exempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 7 Certificate; or

(v)in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this section if such beneficial owner were the Lender; provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of the Borrower; provided, however, that the Lender shall be provided an opportunity to establish such compliance as reasonable; or

(vi)in the case of a Non-Exempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section if such beneficial owner were the Lender; or

(vii)in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by each such person pursuant to this Section if each such person were the Lender.

If the Lender provided a form pursuant to clause (e)(i)(x) and the form provided by the Lender at the time the Lender first becomes a party to this Loan Agreement or, with respect to a grant of a Participation Interest, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non- Excluded Taxes unless and until the Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form.  If, however, on the date a Person becomes an assignee, successor or participant to this Loan Agreement, the Lender transferor was entitled to indemnification or additional amounts under this Section 2.10, then the Lender assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Lender transferor was entitled to such indemnification or additional amounts for Non-Excluded Taxes, and the Lender assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-Excluded Taxes.

(f)For any period with respect to which the Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in this Section 2.10(f) (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided by the Lender or (ii) if it is legally inadvisable or otherwise commercially disadvantageous for the Lender to deliver such form, certificate or other document), the Lender shall not be entitled to indemnification or additional amounts under Section 2.10(a) or Section 2.10(c) with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should the Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request, to assist the Lender in recovering such Non-Excluded Taxes.

(g)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.10 shall survive the termination of this Loan Agreement.  Nothing contained in this Section 2.10 shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(h)Each party to this Loan Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Advances as indebtedness of the Borrower that is secured by the Pledged Assets, and to treat the Pledged Assets as owned by the Borrower for federal income tax purposes in the absence of a Default by the Borrower.  All parties to this Loan Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

Section 3.Payments; Computations; Etc.

3.01Payments.

(a)Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Loan Agreement and the Note shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the following account maintained by the Lender:  Account No. 099999090, for the account of Loan Dept. Early, JPMorgan Chase Bank, N.A., ABA No. 021- 000-021, Reference:  ReadyCap Lending, Attn:  Sophia Redzaj not later than 4:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).  The Borrower acknowledges that it has no rights of withdrawal from the foregoing account.

(b)Except to the extent otherwise expressly provided herein, if the due date of any payment under this Loan Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

3.02Computations.  Interest on the Advances shall be computed on the basis of a 360- day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

3.03Facility Fee.  In addition to other fees and expenses to be paid by Borrower as provided herein, Borrower shall pay to Lender in immediately available funds, a non-refundable Facility Fee.  Such Facility Fee will be paid in equal monthly payments commencing on June 30, 2016, and continuing on the 30th day of each month thereafter, until the Termination Date.  All payments of the Facility Fee shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Lender at such account designated by the Lender.

Section 4.Collateral Security.

4.01Collateral; Security Interest.

(a)The Custodian shall hold the Asset Files (except for the SBA 7(a) Loan Notes which shall be held by the FTA as bailee for the Lender), as bailee and agent for the Lender, the holders of the Guaranteed Portion, and the SBA, as their interests may appear.

(b)Each of the following items of property, whether now owned or hereinafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i)all Pledged Assets;

(ii)to the extent of the Unguaranteed Portion or the Guaranteed Portion, as applicable, all Asset Files, including without limitation all promissory notes, and all Servicing Records, Servicing Agreements (if any) and any other collateral pledged or otherwise relating to such Pledged Asset, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto;

(iii)all insurance (issued by governmental agencies or otherwise) and any insurance certificate or other document evidencing such insurance relating to any Pledged Asset or the related Pledged Property and all claims and payments thereunder;

(iv)the Interest Income Asset with respect to such Pledged Asset;

(v)the Collection Account and all monies from time to time on deposit in such Collection Account;

(vi)all “general intangibles” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing; and

(vii)any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

(c)Reserved.

(d)Borrower hereby pledges to the Lender, and grants a security interest in favor of the Lender in, all of Borrower’s right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the respective Secured Obligations.  Borrower agrees to mark its computer records and tapes to evidence the interests granted to the Lender hereunder.

4.02Further Documentation.  At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Borrower, Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby.  Borrower also hereby authorizes the Lender to file any such financing or continuation statement without the signature of Borrower to the extent permitted by applicable law.  A photographic or other reproduction of this Loan Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

4.03Changes in Locations, Name, etc.  Borrower shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 6.21 hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given the Lender at least thirty (30) days prior written notice thereof and shall have delivered to the Lender all Uniform Commercial Code financing statements and amendments thereto as the Lender shall request and taken all other actions deemed necessary by the Lender to continue its perfected status in the Collateral with at least the same priority.

4.04Lender’s Appointment as Attorney-in-Fact.

(a)Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time, in the Lender’s discretion, if an Event of Default shall have occurred, and during its period of continuance, and for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, and, without limiting the generality of the foregoing, Borrower hereby gives the Lender the power and right, on behalf of Borrower, without assent by, but with notice to, Borrower, if an Event of Default shall have occurred and be continuing, to take action pursuant to Section 9, including to do the following:

(i)in the name of Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

(ii)to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iii)(A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and Borrower’s expense, at any time, and from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as Borrower might do; and

(iv)to deliver any notices to the SBA or FTA, including, but not limited to, notices required under the Multiparty Agreements.

Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable until all of the obligations of Borrower under each of the Loan Documents have been fully and finally repaid and performed.

Borrower also authorizes the Lender, at any time during the existence of an Event of Default, to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer Collateral.

It is understood and agreed that the exercise of the foregoing power of attorney by the Lender is subject to the restrictions set forth in the Multiparty Agreements.

(b)Reserved.

(c)The powers conferred on the Lender are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers.  The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, or employees shall be responsible to Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

4.05Performance by Lender of Borrower’s Obligations.  If Borrower fails to perform or comply with any of its agreements contained in the Loan Documents and the Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Default Rate, shall be payable by the Borrower to the Lender on demand and shall constitute Secured Obligations.

4.06Proceeds.

(a)If an Event of Default shall occur and be continuing, (i) all proceeds of the Collateral received by Borrower consisting of cash, checks and other near-cash items shall be held by Borrower in trust for the Lender, segregated from other funds of Borrower, and shall forthwith upon receipt by Borrower be turned over to the Lender in the exact form received by Borrower (duly endorsed by Borrower to the Lender, if required) and (ii) any and all such proceeds received by the Lender (whether from Borrower or otherwise) may, in the sole discretion of the Lender, be held by the Lender as collateral security for, and/or then or at any time thereafter may be applied by the Lender against, the Secured Obligations (whether matured or unmatured), such application to be in such order as the Lender shall elect.

(b)Reserved.

(c)Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.  For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, Condemnation Proceeds, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral.

4.07Remedies.  If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the related Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code.  Without limiting the generality of the foregoing, the Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Borrower or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral, or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Borrower, which right or equity is hereby waived or released.  Borrower further agrees, at the Lender’s request, to assemble the Collateral and make it available to the Lender at places which the Lender shall reasonably select, whether at Borrower’s premises or elsewhere.  The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9-504(1) of the Uniform Commercial Code, need the Lender account for the surplus, if any, to the Borrower.  To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Lender.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.  Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.06(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorneys employed by the Lender to collect such deficiency.  Because Borrower recognizes that it may not be possible to purchase or sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Collateral may not be liquid, Borrower agrees that liquidation of the Collateral does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, the Lender may elect, in its sole discretion, the time and manner of liquidating any Collateral and nothing contained herein shall (A) obligate the Lender to liquidate any Collateral on the occurrence of an Event of Default or to liquidate all Collateral in the same manner or on the same Business Day or (B) constitute a waiver of any of the Lender’s rights or remedies.

4.08Limitation on Duties Regarding Presentation of Collateral.  The Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Lender deals with similar property for its own account.  Neither the Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or otherwise.

4.09Powers Coupled with an Interest.  All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

4.10Release of Security Interest.  Upon termination of this Loan Agreement and repayment to the Lender of all Secured Obligations and the performance of all obligations under the Loan Documents, the Lender shall release its security interest in any remaining Collateral; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for, Borrower or any substantial part of its Property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, as though such payments had not been made.  So long as no Default or Event of Default has occurred and is continuing and no Borrowing Base Deficiency would result therefrom, the Lender shall, at the written request of Borrower given at least five (5) Business Days’ prior to the date of release and provided that the related proceeds of such SBA Loan are remitted to the Collection Account and at least equal an allocation price mutually agreed to by the Lender and the Borrower, release its security interest in a portion of the Collateral.

Section 5.Conditions Precedent.

5.01Loan Agreement; Initial Advance.  The agreement of the Lender to enter into this Loan Agreement and to continue to make Advances requested to be made by it hereunder is subject to the satisfaction, immediately prior to or concurrently with execution of this Loan Agreement and the making of such Advance, of the condition precedent that the Lender shall have received from the Borrower any fees and expenses payable hereunder on the date hereof, and all of the following conditions shall have been satisfied as determined by the Lender:

(a)Loan Documents.  The Lender shall have received the Loan Documents, duly executed by the parties thereto;

(b)Filings, Registrations, Recordings.  (i) Any documents (including, without limitation, financing statements) required to be filed, registered, or recorded in order to create, in favor of the Lender, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared for filing (including the applicable county(ies) if the Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest, and (ii) UCC lien searches in such jurisdictions or shall be applicable to Borrower and the Collateral and which results shall be satisfactory to the Lender;

(c)Opinions of Counsel.  An opinion or opinions of counsel as to such matters as the Lender may reasonably request, including customary corporate and enforceability opinions and including, without limitation, a creation and perfection and priority opinion with respect to the Financed Assets, an opinion that neither Borrower nor the Guarantor is an investment company under the Investment Company Act and standard opinions regarding enforceability;

(d)Borrower and Guarantor Organizational Documents.  A certificate of existence of Borrower and the Guarantor delivered to the Lender prior to the Effective Date and certified copies of the organizational documents of Borrower and the Guarantor and of all corporate or other authority for Borrower and the Guarantor with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by Borrower and the Guarantor from time to time in connection herewith;

(e)Good Standing Certificates.  A certified copy of a good standing certificate (or its documentary equivalent) from the jurisdiction of organization of the Guarantor and Borrower dated as of no earlier than the date ten (10) Business Days prior to the Effective Date;

(f)Incumbency Certificates.  An incumbency certificate of Borrower and the Guarantor certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Loan Documents;

(g)Sutherland Facility Documents.  Lender shall have received the Sutherland Repurchase Agreement and the other Facility Documents (as defined in the Sutherland Repurchase Agreement) duly executed by the parties thereto.

(h)Consents, Licenses, Approvals, etc.  The Lender shall have received copies certified by Borrower of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect;

(i)Evidence of SBA Approval.  Evidence satisfactory to the Lender that (i) the SBA has approved the Loan Documents with respect to SBA 7(a) Loans, including but not limited to, the execution and delivery of the Multiparty Agreements, and (ii) Borrower is an SBA-approved non-bank lender as prescribed by the SBA Rules and Regulations;

(j)Insurance.  The Lender shall have received evidence in form and substance satisfactory to the Lender showing compliance by the Borrower as of such initial Funding Date with Section 7.11 hereof; and

(k)Other Documents.  The Lender shall have received such other documents as the Lender or its counsel may reasonably request.

5.02Initial and Subsequent Advances.  The making of each Advance to the Borrower on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

(a)No Default.  No Default or Event of Default shall have occurred and be continuing under the Loan Documents;

(b)Reserved;

(c)Representations and Warranties.  Both immediately prior to the Advance and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Borrower in Section 6 hereof, shall be true, correct and complete on and as of the date of such Advance in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(d)Borrowing Base and Maximum Facility Limit.  The aggregate outstanding principal amount of the Advances shall not exceed the Borrowing Base or the Maximum Facility Amount;

(e)Evidence of SBA Approval.  Evidence satisfactory to the Lender that the SBA has provided written approval of the acquisition by Borrower of the Assets and the pledge by Borrower of such Assets to the Lender; provided that Borrower shall not acquire or pledge any Assets without such SBA written approval;

(f)Trust Receipt; Asset Schedule; and Exception Report; Etc.  The Lender shall have received from the Custodian a Collateral Confirm in respect of all Pledged Assets to be pledged hereunder on such Business Day and a corresponding Asset Schedule and an Exception Report, with Exceptions in respect of such Pledged Assets acceptable to the Lender in its sole discretion, in each case dated such Business Day and duly completed.  The Custodian shall have received acceptable evidence that the Eligible Assets subject to the Advance are not subject to a Fatal Exception.  The Lender shall have received from the FTA in respect of each of the SBA 7(a) Loan Notes to be pledged hereunder on such Business Day, an executed receipt in the form of Exhibit A attached to each of the Multiparty Agreements;

(g)Other Documents.  The Lender shall also receive all of the documents required under Section 2.03 hereof;

(h)No Absence of Securities Market.  There shall not have occurred an event or events resulting in the effective absence of a “securities market” for securities backed by small business loans or an event or events shall have occurred resulting in the Lender not being able to sell securities backed by small business loans at prices which would have been reasonable prior to such event or events;

(i)No Material Adverse Effect.  There shall not have occurred one or more events that, in the reasonable judgment of the Lender, constitutes or should reasonably be expected to constitute a Material Adverse Effect;

(j)Requirements of Law.  The Lender shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to the Lender has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for the Lender to enter into Transactions hereunder;

(k)Other Documents.  Such other documents as the Lender may reasonably request, consistent with market practices, in form and substance reasonably acceptable to the Lender.

Section 6.Representations and Warranties.

Borrower represents and warrants represents and warrants to the Lender that as of the Effective Date and the date of any Advance hereunder and at all times while the Loan Documents are in full force and effect:

6.01Asset Schedule.  The information set forth in the related Asset Schedule and all other information or data furnished by, or on behalf of, Borrower to the Lender is complete, true and correct in all material respects, and Borrower acknowledges that the Lender has not verified the accuracy of such information or data.

6.02Solvency.  The Loan Documents and each Advance is not entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of the Borrower’s creditors.  Borrower is not insolvent within the meaning of 11 U.S.C. Section 101(32) and the taking of an Advance pursuant hereto (i) will not cause Borrower to become insolvent, (ii) will not result in any property remaining with Borrower to be unreasonably small capital, and (iii) will not result in debts that would be beyond Borrower’s ability to pay as same mature.  Borrower has received reasonably equivalent value in exchange for the transfer of the Pledged Assets.

6.03No Broker.  Borrower has not dealt with any broker, investment banker, agent, or other person, except for the Lender, who may be entitled to any commission or compensation in connection with this Loan Agreement.

6.04Ability to Perform.  Borrower does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Loan Documents to which it is a party on its part to be performed.

6.05Existence.  Borrower (a) is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

6.06Financial Statements.  The Guarantor has heretofore furnished to the Lender a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Deloitte & Touche LLP and (b) consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the such monthly periods of the Guarantor up until March 31, 2016, and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such monthly periods, setting forth in each case in comparative form the figures for the previous year.  All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Guarantor and Borrower and its Subsidiaries and the consolidated results of their operations as at such dates and for such monthly periods, all in accordance with GAAP applied on a consistent basis.  Since March 31, 2016, there has been no material adverse change in the consolidated business, operations or financial condition of the Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is the Guarantor aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change or could have a Material Adverse Effect.  The Guarantor does not have, on March 31, 2016, any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Guarantor except as heretofore disclosed to the Lender in writing.

6.07No Breach.  Neither (a) the execution and delivery of the Loan Documents nor (b) the consummation of the transactions therein contemplated to be entered into by Borrower in compliance with the terms and provisions thereof will conflict with or result in a breach of the organizational documents of Borrower, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which Borrower or any of its Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Loan Documents) upon any Property of Borrower, or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

6.08Action.  Borrower has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents, as applicable; the execution, delivery and performance by Borrower of each of the Loan Documents have been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by Borrower, as applicable, and constitutes a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

6.09Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Borrower of the Loan Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Loan Documents.

6.10Enforceability.  This Loan Agreement and all of the other Loan Documents executed and delivered by Borrower in connection herewith are legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

6.11Indebtedness.  Borrower shall not incur any Indebtedness (other than the Indebtedness outstanding under this Loan Agreement and the Loan Documents) without giving prior written notice to the Lender, which notice shall include a description of such Indebtedness in form and substance acceptable to Lender in its sole discretion.

6.12Material Adverse Effect.  Since March 31, 2016, there has been no development or event nor, to Borrower’s knowledge, any prospective development or event, which has had or could have a Material Adverse Effect.

6.13No Default.  No Default or Event of Default has occurred and is continuing.

6.14Real Estate Investment Trust.  Guarantor has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code.  Guarantor for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

6.15Adverse Selection.  Borrower has not selected the Pledged Assets in a manner so as to adversely affect the Lender’s interest.

6.16Litigation.  There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Guarantor, Borrower, or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby or (ii) (A) with respect to the Guarantor, makes a claim in an aggregate amount greater than $5,000,000, or (B) with respect to Borrower, makes a claim in an aggregate amount greater than $1,000,000.

6.17Margin Regulations.  The use of all funds acquired by Borrower under this Loan Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

6.18Taxes.  (i) Borrower has and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have timely paid all Taxes, the failure of which to timely pay would cause a Material Adverse Effect with respect to Borrower, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.  (ii) There are no Liens for Taxes, except for statutory liens for Taxes not yet due and payable.

6.19Investment Company Act.  Neither Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.20Chief Executive Office/Jurisdiction of Organization.  On the Effective Date, Borrower’s chief executive office, is, and has been located at 420 Mountain Avenue, 3rd Floor, New Providence, New Jersey 07974.  On the Effective Date, Borrower’s jurisdiction of organization is Delaware.

6.21Location of Books and Records.  The location where Borrower keeps its books and records, including all computer tapes and records related to the Pledged Assets is its chief executive office.

6.22True and Complete Disclosure.  (a) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Borrower to the Lender in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or, to Borrower’s knowledge, omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of Borrower to the Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact known to a Responsible Officer of Borrower, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has been disclosed herein, in the other Loan

Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.  Notwithstanding anything to the contrary in this provision, in the event that (i) Borrower discovers any information provided to Lender that contains an untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, and (ii) Borrower provides correct information to Lender prior to any detrimental reliance by Lender, as determined by Lender, on the uncorrected information, no violation of this provision shall have occurred in respect of such information.

6.23ERISA.

(a)No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected to be incurred by Borrower, the Guarantor, or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(b)No Plan which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no such plan which is subject to Section 412 of the Code failed to meet the requirements of Section 436 of the Code as of such last day.  Neither Borrower, the Guarantor nor any ERISA Affiliate thereof is subject to a Lien in favor of such a Plan as described in Section 430(k) of the Code or Section 303(k) of ERISA.

(c)Each Plan of Borrower, the Guarantor or each of its Subsidiaries and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.

(d)Neither Borrower, the Guarantor nor any of its Subsidiaries has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502(i) of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(e)Neither Borrower, the Guarantor nor any of its Subsidiaries nor any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

6.24SBA Approvals.  Borrower is approved by the SBA as an approved lender.  Borrower is in good standing, with no event having occurred or Borrower having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make Borrower unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the SBA.  The SBA has approved the Loan Documents.

6.25No Reliance.  Borrower has made its own independent decisions to enter into the Loan Documents and as to whether such transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Borrower is not relying upon any advice from the Lender as to any aspect of the Loan Documents, including without limitation, the legal, accounting or tax treatment of the Loan Documents.

6.26Plan Assets.  Neither Borrower nor the Guarantor is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Pledged Assets are not “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, in Borrower’s hands and transactions by or with Borrower or a Guarantor are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

6.27Anti-Money Laundering Laws.  The operations of Borrower and Guarantor are conducted and have been conducted in all material respects in compliance with the applicable anti-money laundering statutes of all jurisdictions to which Borrower or Guarantor are subject and the rules and regulations thereunder, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or Guarantor or any of their Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower or Guarantor, threatened.

6.28No Prohibited Persons.  Neither the Borrower nor, to the knowledge of the Borrower, any director, officer, agent or employee of Borrower or any of its subsidiaries is an individual or entity (“Prohibited Person”) that is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC-Administered Sanctions”), nor is located, organized or resident in a country or territory that is the subject of OFAC-Administered Sanctions; and Borrower will not directly or indirectly use the proceeds of the Advances hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Prohibited Person, to fund activities of or business with any Prohibited Person, or in any country or territory, that at the time of such funding or facilitation, is the subject of OFAC-Administered Sanctions, or in a manner that would otherwise cause any Prohibited Person (including any Prohibited Person involved in the Transactions hereunder) to violate any OFAC-Administered Sanctions.

6.29Collateral; Collateral Security.

(a)Borrower has not assigned, pledged, or otherwise conveyed or encumbered any Pledged Asset to any other Person, and Borrower is the sole owner of such Pledged Asset and has good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of the Lender hereunder.  Notwithstanding the preceding sentence, Borrower may hereafter jointly own (a) a Pledged Asset with other parties through the sale of Participation Interests to one or more Loan Participants, or (b) any other interests of Borrower in a Pledged Asset through the sale of the Guaranteed Portion in the secondary market (“Secondary Market Sale”); provided that Borrower obtains the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed.

(b)The provisions of this Loan Agreement are effective to create in favor of the Lender a valid security interest in all right, title and interest of the Borrower in, to and under the Collateral.

(c)Pursuant to the Multiparty Agreements, upon receipt by the FTA of each SBA 7(a) Loan Note, and notice of the Lender’s Lien thereon, the Lender shall have a fully perfected first priority security interest therein, in the Pledged Asset evidenced thereby and in Borrower’s interest in the related Pledged Property.

(d)Reserved.

(e)Upon the filing of financing statements on Form UCC-1 naming the Lender as “Secured Party” and Borrower as “Debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Borrower in, to and under such Collateral which can be perfected by filing under the Uniform Commercial Code.

(f)Upon execution and delivery of the Multiparty Agreements by all of the parties thereto, the Lender shall have a fully-perfected first priority security interest in each Pledged Asset that constitutes an SBA 7(a) Loan.

6.30Acquisition of SBA Loans and Participation Interests.  The origination and collection practices used with respect to the SBA Loans and Participation Interests have been, in all material respects legal, proper, prudent and customary in the commercial and multifamily SBA Loan servicing business.  Each of the SBA Loans and Participation Interests, as applicable, complies with the representations and warranties listed in Schedule 1-A or Schedule 1-B hereto.

6.31Foreign Corrupt Practices Act.  Neither the Borrower nor Guarantor nor, to the knowledge of the Borrower or Guarantor, any director, officer, agent or employee of the Borrower or Guarantor is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); and the Borrower and Guarantor have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

Section 7.Covenants of the Borrower.  On and as of the date of this Loan Agreement and the date of each Advance and on each day until this Loan Agreement is no longer in force and the Secured Obligations have been repaid in full, Borrower covenants as follows:

7.01Preservation of Existence; Compliance with Law.  Borrower shall:

(a)Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(b)Comply with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(c)Maintain all material licenses, permits or other approvals, including all SBA licenses, permits or other approvals, necessary for Borrower to conduct its business and to perform its obligations under the Loan Documents, and shall conduct its business strictly in accordance with applicable law;

(d)Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(e)Permit representatives of the Lender, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

7.02Taxes.  Borrower and its Subsidiaries shall timely file all tax returns that are required to be filed by them and shall timely pay all material Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

7.03Notice of Proceedings or Adverse Change.  Borrower shall give notice to the Lender immediately (unless otherwise specified below) after a Responsible Officer of Borrower has any knowledge of:

(a)promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(b)with respect to any Eligible Asset pledged to the Lender hereunder, promptly upon receipt of any principal prepayment (in full or partial) of such Pledged Asset (which principal prepayment shall promptly be deposited in the Collection Account);

(c)with respect to any Eligible Asset pledged to the Lender hereunder, immediately upon receipt of notice or knowledge that the underlying Pledged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the Collateral Value of such Pledged Asset;

(d)as soon as practicable, but, in any case, no more than two (2) Business Days, after Borrower has obtained actual knowledge of the existence of any Critical Exception or Fatal Exception with respect to an SBA Loan, notice identifying the SBA Loan with respect to which such Critical Exception or Fatal Exception, as the case may be, exists and detailing the cause of such Critical Exception or Fatal Exception;

(e)promptly upon receipt of notice or knowledge, but, in any case, no more than one (1) Business Day, after Borrower has obtained actual knowledge of the existence of any Environmental Issue with respect to an SBA Loan, notice identifying the SBA Loan with respect to which such Environmental Issue exists and detailing the cause of such Environmental Issue and Borrower shall, if a Pledged Property is subject to an Environmental Issue, direct the Servicer to immediately stop any foreclosure proceedings and not commence new foreclosure proceedings against such Pledged Property;

(f)Promptly, but no later than five (5) Business Days, upon receipt of notice or knowledge of (i) any material default related to any Collateral, (ii) any material Lien or material security interest (other than security interests created hereby or by the other Loan Documents) on, or material claim asserted against, any of the Collateral or (iii) any event or change in circumstances which could reasonably be expected to have a Material Adverse Effect;

(g)promptly, but no later than two (2) Business Days after Borrower receives any of the same, deliver to the Lender a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to Borrower by any Person pursuant to, or in connection with, any of the SBA Loans; or

(h)upon discovery by Borrower or the Lender of any breach of any representation or warranty listed on Schedule 1-A or Schedule 1-B hereto applicable to any Eligible Asset, the party discovering such breach shall promptly give notice of such discovery to the other.

7.04Financial Reporting.  The Guarantor shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Lender:

(a)Within one hundred and twenty (120) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders’ equity of the Guarantor for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

(b)Within forty-five (45) days after the close of each of the Guarantor’s first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for the period from the beginning of such fiscal year to the end of such quarter, subject, however, to year-end adjustments;

(c)Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsection (a) or (b) above a certificate in form and substance acceptable to the Lender in its sole discretion and certified by a Responsible Officer of a Guarantor;

(d)If applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by Guarantor, within five (5) Business Days of their filing with the SEC; provided, that, Guarantor or any Affiliate will provide the Lender with a copy of the annual 10-K filed with the SEC by Borrower or its Affiliates, no later than ninety (90) days after the end of the year; and

(e)Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Guarantor as the Lender may reasonably request.

7.05Visitation and Inspection Rights.  Borrower, Guarantor and Investment Manager shall permit the Lender to inspect, and to discuss with Borrower’s, Guarantor’s or Investment

Manager’s, as applicable, officers, agents and auditors, the affairs, finances, and accounts of Borrower, Guarantor or Investment Manager, as applicable, the SBA Loans, and Borrower’s, Guarantor’s or Investment Manager’s, as applicable, books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) at the expense of Borrower, Guarantor or Investment Manager, as applicable, to discuss with its officers, its affairs, finances, and accounts.

7.06Reimbursement of Expenses.  On the date of execution of this Loan Agreement, Borrower shall reimburse the Lender for all expenses incurred by the Lender on or prior to such date.  From and after such date, Borrower shall promptly reimburse the Lender for all expenses as the same are incurred by the Lender and within thirty (30) days of the receipt of invoices therefor.

7.07Further Assurances.  Borrower shall execute and deliver to the Lender all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Lender may reasonably request, in order to effectuate the transactions contemplated by this Loan Agreement and the Loan Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first- priority of the security interests created or intended to be created hereby.  Borrower shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder.  Without limiting the foregoing, Borrower will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Collateral to comply with all applicable rules, regulations and other laws.  Borrower will not allow any default for which Borrower is responsible to occur under any Pledged Asset or any Loan Document and Borrower shall fully perform or cause to be performed when due all of its obligations under any Pledged Asset or the Loan Documents.

7.08True and Correct Information.  All information, reports, exhibits, schedules, financial statements or certificates of the Guarantor, Investment Manager or Borrower or any of its Affiliates thereof or any of their officers furnished to the Lender hereunder and during the Lender’s diligence of the Guarantor, Investment Manager and the Borrower are and will be true and complete and will not, to Borrower’s knowledge, omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  All required financial statements, information and reports delivered by the Guarantor, Investment Manager or Borrower to the Lender pursuant to this Loan Agreement shall be prepared in accordance with GAAP, or in applicable, to SEC filings, the appropriate SEC accounting requirements.  Notwithstanding anything to the contrary in this provision, in the event that (i) Borrower discovers any information provided to Lender that contains an untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, and (ii) Borrower provides correct information to Lender prior to any detrimental reliance by Lender, as determined by Lender, on the uncorrected information, no violation of this provision shall have occurred in respect of such information.

7.09ERISA Events.

(a)Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of Borrower and/or Guarantor or any ERISA Affiliate thereof or any combination of such entities in excess of $1,000,000 the Borrower shall give the Lender a written notice specifying the nature thereof, what action Borrower or Guarantor or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(b)Promptly upon receipt thereof, Borrower shall furnish to the Lender copies of (i) all notices received by Borrower or Guarantor or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by Borrower or Guarantor or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $1,000,000; and (iii) all funding waiver requests filed by Borrower or Guarantor or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $1,000,000, and all communications received by Borrower or Guarantor or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

7.10No Adverse Selection.  Borrower shall not select Eligible Assets using any type of adverse selection or other selection criteria which would adversely affect the Lender.

7.11Insurance.  Borrower shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to $2,000,000.  Sutherland, Investment Manager and Guarantor shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to $10,000,000.  Borrower, Investment Manager and Guarantor shall maintain Fidelity Insurance in respect of its officers and employees, with respect to any claims made in connection with all or any portion of the Pledged Assets.  Borrower, Investment Manager and Guarantor shall notify the Lender of any material change in the terms of any such Fidelity Insurance.

7.12Books and Records.  Borrower shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the SBA Loans in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all SBA Loans.

7.13Illegal Activities.  Borrower shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

7.14Material Change in Business.  Neither Borrower nor Guarantor shall make any material change in the nature of its business as carried on at the date hereof.

7.15Limitation on Dividends and Distributions.  Following the occurrence and during the continuation of an Event of Default or if an Event of Default would result therefrom, neither

Borrower nor Guarantor shall make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Borrower or Guarantor, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Borrower or Guarantor, either directly or indirectly, whether in cash or property or in obligations of Borrower or Guarantor or any of Borrower’s or Guarantor’s consolidated Subsidiaries; provided that the Guarantor shall be permitted to pay such dividends to the extent funds are distributed to the Guarantor and only in order to satisfy the REIT Distribution Requirement.

7.16Disposition of Assets; Liens.  Neither Borrower nor Guarantor shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired (other than a Transfer that is an ordinary course securitization) or allow any Subsidiary (other than a special purpose entity established in accordance with customary secondary market procedures for the financing or sale of specified assets) to Transfer substantially all of its assets to any Person; provided that Borrower or Guarantor may after prior written notice to the Lender allow such action with respect to any Subsidiary which is not a material part of the Borrower’s overall business operations.

7.17Transactions with Affiliates.  Borrower shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Loan Agreement, (b) in the ordinary course of Borrower’s business, (c) a securitization transaction entered into by Borrower which does not include any Financed Assets financed under the Loan Documents (other than as permitted by this Loan Agreement) and (d) upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

7.18ERISA Matters.

(a)Neither Borrower nor Guarantor shall permit any event or condition which is described in any of clauses (i) through (viii) of the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of Borrower or Guarantor or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $1,000,000.

(b)Neither Borrower nor Guarantor shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and neither Borrower nor Guarantor shall use “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, to engage in this Loan Agreement or the Transactions hereunder, and transactions by or with Borrower or Guarantor are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

7.19Consolidations, Mergers and Sales of Assets.  Borrower shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person.

7.20REIT Status.  Guarantor shall maintain its status as a real estate investment trust under Section 856 of the Code, as amended, and shall be entitled to claim dividend paid deductions pursuant to Section 857 of the Code, as amended.

7.21Asset Tape.  Borrower shall deliver to the Lender monthly, on or before fifteen (15) days after the end of each calendar month, (i) a schedule in computer-readable form, containing such information reasonably requested by the Lender, including, without limitation, servicing information, with those fields specified by the Lender from time to time, on a loan-by- loan basis and in the aggregate, with respect to the SBA Loans (other than Participant Loans) pledged hereunder by Borrower or any other Servicer of the SBA Loans (if any), including any fields Lender may reasonably request in order to determine the Market Value of the Financed Assets and all data which the Lender is required to obtain for any regulatory reporting purposes and (ii) a status sheet schedule, containing such information reasonably requested by the Lender with those fields specified by the Lender from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Participant Loans pledged hereunder by Borrower, including any fields Lender may reasonably request in order to determine the Market Value of the Financed Assets and all data which the Lender is required to obtain for any regulatory reporting purposes (collectively, the “Asset Tape”).

7.22Financial Covenants.

(a)The Guarantor shall not permit at any time Total Stockholder’s Equity to be less than the sum of (1) sixty percent (60%) of Total Stockholder’s Equity as of the Effective Date plus (2) fifty percent (50%) of the net proceeds of any equity issuance after the Effective Date.

(b)The Guarantor shall maintain at all times a Leverage ratio of less than 2.5:1, of which 0.5 of the 2.5 comprising the Indebtedness of the Leverage ratio for such fiscal quarters shall be comprised of short-term U.S. Treasury securities.

(c)The Guarantor shall maintain at all times Liquidity of at least the lesser of (1) four percent (4%) of the sum of (without duplication) (A) any outstanding recourse Indebtedness plus (B) the aggregate amount of Indebtedness outstanding under this Loan Agreement and (2) $25,000,000.

7.23No Amendment or Waiver.  Borrower will not, nor will it permit or allow others to amend, modify, terminate or waive any provision of any Financed Asset to which Borrower is a party in any manner which shall reasonably be expected to materially and adversely affect the value of such Financed Asset as Collateral unless the Lender consents in writing after being provided at least five (5) Business Days’ prior written notice from the Borrower, together with a written summary, of such amendment, modification or termination.  After the Funding Date, until the Lien of any Pledged Asset is released by the Lender, Borrower will not have any right to materially modify or alter the terms of such SBA Loan except with the permission of the SBA in accordance with the SBA Guaranty Agreement and Borrower will not have any obligation or right to repossess such SBA Loan or substitute another SBA Loan.  In the event that such SBA Loan is modified, Borrower shall forward a copy of such modification to the Lender.

7.24Borrower Assignments.  Within five (5) Business Days of the acquisition of an SBA 7(a) Loan, the Borrower shall send for recording:  (a) each assignment of Mortgage in recordable form in the name of the Borrower, (b) each assignment of assignments of leases and rents in recordable form in the name of the Borrower and (c) each UCC assignment in recordable form in the name of the Borrower.

7.25Restrictions on Sale or Other Disposition of Financed Assets.  No Transfer of Financed Assets shall be permitted, (i) to the extent such Transfer would cause a Default or Event of Default, or (ii) unless prior to the sale or other disposition of a Financed Asset, the Borrower has submitted the terms of proposed sale to the Lender, and the Lender shall have the right to re-determine the Market Value of the Financed Assets which would remain subsequent to the sale and require any resulting Margin Deficit payment be paid in conjunction with the proposed sale.

Section 8.Events of Default.  Each of the following events shall constitute an event of default (an “Event of Default”):

8.01Payment Default.  Borrower shall fail to (i) pay interest which failure remains unremedied for one (1) Business Day following its due date, (ii) pay any principal payment, Margin Deficit or Repayment Amount when due, or (iii) pay fees or other amounts not specified in clauses (i) or (ii) which failure remains unremedied for two (2) Business Days following the date on which they are due; or

8.02Representation and Warranty Breach.  Any representation, warranty or certification made or deemed made herein or in any other Loan Document by the Borrower or any certificate furnished to the Lender pursuant to the provisions hereof or thereof or any information with respect to the SBA Loans furnished in writing by or on behalf of the Borrower or Borrower shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1-A and Schedule 1-B which shall be considered solely for the purpose of determining the Market Value of the Assets; unless Lender determines that (i) the Borrower shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; (ii) any such representations and warranties have been materially false or misleading on a regular basis); or

8.03Immediate Covenant Defaults.  The failure of the Borrower to perform, comply with or observe any term, covenant or agreement applicable to Borrower contained in any of Sections 7.01 (Preservation of Existence, Compliance with Law), 7.08 (True and Correct Information), 7.10 (No Adverse Selection), 7.13 (Illegal Activities), 7.14 (Material Change in Business), 7.15 (Limitation of Dividends and Distributions), 7.16 (Disposition of Assets; Liens), 7.17 (Transactions with Affiliates), 7.19 (Consolidations, Mergers and Sales of Assets), 7.20 (REIT Status), 7.21 (Asset Tape), 7.22 (Financial Covenants), 7.23 (No Amendment or Waiver), or 7.25 (Restrictions on Sale or Other Disposition of Financed Assets) hereof; or

8.04Additional Covenant Defaults.  The Borrower shall fail to observe or perform any other covenant or agreement contained in this Loan Agreement (and not identified in Section 8.03)

or any other Loan Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of one (1) Business Day; or

8.05Judgments.  A judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Borrower in the aggregate by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and the Borrower shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

8.06Reserved; or

8.07Insolvency Event.  An Insolvency Event shall have occurred with respect to the Borrower; or

8.08Enforceability.  For any reason this Loan Agreement at any time shall not to be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms against Borrower, or any Lien granted pursuant hereto shall fail to be perfected and of first priority, or any Person (other than the Lender) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Lender) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

8.09Liens.  The Borrower shall grant, or suffer to exist, any Lien on any Assets (except any Lien in favor of the Lender); or the Liens contemplated hereby shall fail to be first priority perfected Liens on any Assets, as applicable and the related Collateral in favor of the Lender; or

8.10Material Adverse Effect.  As determined by Lender in its sole discretion, there shall have occurred a Material Adverse Effect with respect to the Borrower and/or the Collateral; or

8.11Change in Control.  There shall have occurred a Change in Control in either the Borrower; or

8.12Going Concern.  The Borrower shall have audited financial statements or notes thereto or other opinions or conclusions stated therein that shall be qualified or limited by reference to the status of Borrower as a “going concern” or reference of similar import; or

8.13Inability to Perform.  An officer of the Borrower shall admit its inability to, or its intention not to, perform any of Borrower’s obligations; or

8.14SBA Rules and Regulations.  Any action by SBA, including without limitation, an amendment or modification of the SBA Rules and Regulations, which would reasonably be likely to materially and adversely affect Lender’s or Borrower’s rights under the SBA Guaranty Agreement; or

8.15Replacement of Servicers.  The failure of the Borrower to replace any Servicer in accordance with the applicable Servicing Agreement within the earlier of (1) the timeframe set forth in such Servicing Agreement or (2) thirty (30) days, in either case, upon a default of the Servicer thereunder or upon a failure to maintain required approval by the SBA; provided that, such failure shall give rise to an Event of Default only if such failure occurs following SBA consent to a transfer of servicing; or

8.16Reserved.

8.17Reserved.

Notwithstanding any other provision of this Section 8 any grace or notice period provided herein in respect of a notice to be given or action to be taken by the Lender may be shortened or eliminated by the Lender if, in its sole discretion, it is unreasonable to do so under the circumstances, taking into consideration, among other things, the volatility of the market for the Financed Assets or other securities involved, the extent and nature or any Event of Default (or events which with the giving of such notice and passage of time would constitute Events of Default) and the risks inherent in deferring the exercise of remedies for the otherwise applicable grace or notice period.

Section 9.Remedies Upon Default.

9.01Remedies.  Upon the occurrence of one or more Events of Default then, and in every such event (other than an event described in Section 8.07) and at any time thereafter during the continuance of such event, the Lender may take any or all of the following actions, at the same or different times:  (i) cease to make Advances, (ii) declare the principal of and any accrued interest on the Advances, and all other Secured Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in this Loan Agreement and any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in Section 8.07 shall occur, no further Advances shall be made and the principal of the Advances then outstanding, together with accrued interest thereon, and all fees, and all other Secured Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, that the exercise of remedies under this Section 9.01 shall be subject to the Multiparty Agreements.

9.02Physical Possession.  Upon the occurrence of one or more Events of Default, the Lender shall have the right to obtain physical possession of the Servicing Records, the SBA Loan Files and all other files of the Borrower relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of Borrower or any third party acting for Borrower and the Borrower shall deliver to the Lender such assignments as the Lender shall request; provided, however, that the Lender shall first obtain the prior written consent of the SBA as required by the Multiparty Agreements.  The Lender shall be entitled to specific performance of all agreements of the Borrower contained in this Loan Agreement.

9.03Lender’s Appointment as Attorney-in-Fact.  Upon the occurrence of one or more Events of Default, the Lender shall have the right to exercise such authority as it may have pursuant to Section 4.04 hereof.

9.04Cross-Collateralization.  Concurrently with the effectiveness of this Agreement, the Guarantor shall enter into the Sutherland Repurchase Agreement.  Notwithstanding the obligations of the Guarantor hereunder, in no event shall the Pledged Assets hereunder be available to the Lender to satisfy the obligations of the Guarantor to the Lender, as buyer, under the Sutherland Repurchase Agreement.

Section 10.No Duty of Lender.  The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers.  The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11.Indemnification And Expenses.

11.01Indemnification.  Borrower agrees to hold the Lender and each of its officers, directors, employees, advisors and agents (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Loan Agreement, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct; provided that Costs shall not include Costs of any claim made by an Indemnified Party if a court or arbitrator has made a final, non-appealable judgment in favor of Borrower with respect to such claim.  Without limiting the generality of the foregoing, Borrower agrees to hold each Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all SBA Loans relating to or arising out of (i) any Environmental Issue, (ii) the gross negligence, fraud or willful misconduct of Borrower or any of its officers, directors, employees or agents (each a “Borrower Party”) arising out of, relating to, or in any way connected with, Borrower’s representations, warranties, covenants, rights, obligations or liabilities under any Loan Document, including without limitation, the misappropriation of funds by any Borrower Party, (iii) any failure by a Borrower Party to properly apply insurance or Condemnation Proceeds on account of the applicable SBA Loan, or (iv) any failure to timely deliver any Asset File or document therein as required by the Custodial Agreement.  In any suit, proceeding or action brought by any Indemnified Party in connection with any SBA Loan for any sum owing thereunder, or to enforce any provisions of any SBA Loan, the Borrower will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Borrower.  Borrower also agrees to reimburse any Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including, without limitation the reasonable fees and disbursements of its counsel.  Borrower hereby acknowledges that, notwithstanding the fact that the Note is secured by the Collateral, the obligation of Borrower under the related Note is a recourse obligation of Borrower.

11.02Expenses.  Borrower agrees to pay as and when billed by the Lender (a) all reasonable and documented out-of-pocket expenses of the Lender associated with the Facility (including but not limited to a collateral audit and originator/servicing review to be performed by a third party auditor/appraiser selected by Lender) and the preparation, execution, delivery and administration of this Loan Agreement and the Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel), (b) all reasonable and documented out-of-pocket expenses of the Lender and the Lender’s counsel (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents, (c) reasonable and documented on-going audit and due diligence expenses (including small business loan file and appraisal or other valuation reviews and inspections) including, but not limited to, those costs and expenses incurred by the Lender pursuant to Section 14 hereof, (d) all documented fees and expenses of the Custodian and (e) all the Costs pursuant to Section 11.01.

11.03Full Recourse.  The obligations of Borrower from time to time to pay the Advances, the interest, and all other amounts due under this Loan Agreement shall be full recourse obligations of the Borrower.

Section 12.Servicing.

12.01Servicing of SBA Loans.  Borrower covenants to cause each Servicer of the SBA Loans to service, the SBA Loans in conformity with accepted and prudent servicing practices in the industry for the same type of SBA Loans as the Pledged Assets and in a manner at least equal in quality to the servicing the Borrower provides for SBA Loans which it owns, including without limitation, those requirements set forth in the applicable Servicing Agreements.

12.02Collateral Assignee.  Borrower agrees that the Lender is the collateral assignee of all servicing records with respect to the Pledged Assets, including, but not limited to, any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of SBA Loans (the “Servicing Records”), and (ii) Borrower grants the Lender a security interest in all of Borrower’s rights relating to the Pledged Assets and all related Servicing Records to secure the Secured Obligations of Borrower or its designee to service in conformity with this Section and any other obligation of Borrower to the Lender.  Borrower covenants to safeguard such Servicing Records and to deliver them promptly to the Lender or its designee at the Lender’s request following the occurrence of an Event of Default.

12.03Servicing Agreement.  In the event Borrower enters into any servicing agreement to service any or all of the SBA Loans (each, a “Servicing Agreement”), Borrower (i) shall provide a copy of any Servicing Agreement to the Lender, which shall be subject to the review and approval of the Lender in its sole discretion, and (ii) hereby irrevocably assigns to the Lender and the

Lender’s successors and assigns all right, title and interest of Borrower in, to and under, and the benefits of, any Servicing Agreement with respect to the Pledged Assets.

12.04Event of Default.  Upon the occurrence and during the continuance of an Event of Default hereunder and in all events, subject to the Multiparty Agreements, the Lender shall have the right to immediately terminate and transfer the servicing in accordance with the terms of the related Servicing Agreement or the Participation Agreement, to the extent permitted thereunder.  Regardless of whether the Lender exercises such termination right, other than with respect to Participation Interests, the Lender will be named as an intended third-party beneficiary under such servicing, sub-servicing or master servicing agreement (or pursuant to a servicer direction letter with respect to such agreement in the form of Exhibit F) with, upon an Event of Default or Borrower’s failure to enforce the related servicing agreement within three (3) Business Days following a breach, full enforcement rights as if a party thereto with respect to the SBA Loans.  Each Servicer will execute an acknowledgment of the Lender’s rights with respect to the SBA Loans and Participation Interests, as applicable.  Borrower shall cooperate in transferring the servicing or managing, as applicable, of the SBA Loans to a successor servicer or manager, as applicable, appointed by the Lender in its sole discretion.

Section 13.Recording Of Communications.  The Lender and Borrower shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions upon notice to the other party of such recording.  The Lender and Borrower consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings.  The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

Section 14.Due Diligence.  Borrower acknowledges that the Lender has the right to perform continuing due diligence reviews with respect to the SBA Loans (which may include obtaining appraisals and performing compliance, legal, credit and servicing file reviews) for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Borrower agrees that upon reasonable (but no less than five (5) Business Days’) prior notice to Borrower (unless a Default shall have occurred, in which case no prior notice shall be required), the Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the SBA Loan Files and any and all documents, records, agreements, instruments or information relating to such SBA Loans in the possession or under the control of Borrower.  Borrower also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the SBA Loan Files and the SBA Loans.  Without limiting the generality of the foregoing, Borrower acknowledges that the Lender may make Advances to Borrower based solely upon the information provided by Borrower to the Lender in the Asset Tape and the representations, warranties and covenants contained herein, and that the Lender, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the SBA Loans securing such Advance, including, without limitation, ordering new credit reports and new appraisals on the related Pledged Properties and otherwise re- generating the information used to originate such SBA Loan.  The Lender may underwrite such SBA Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting.  Borrower agrees to cooperate with the Lender and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Lender and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such SBA Loans in the possession, or under the control, of Borrower.  Borrower further agrees that Borrower shall reimburse the Lender for any and all reasonable and documented out-of-pocket costs and expenses incurred by the Lender in connection with the Lender’s activities pursuant to this Section 14; provided that prior to the occurrence of an Event of Default, such reimbursement shall not exceed $25,000 for any one (1) year period (excluding any reimbursement for due diligence conducted prior to the Effective Date or otherwise associated with the initial closing and funding of this Loan Agreement).

Section 15.Assignability; Amendment.

15.01Assignment and Acceptance.  The rights and obligations of the parties under this Loan Agreement shall not be assigned by Borrower without the prior written consent of the Lender.  Subject to the foregoing, this Loan Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Nothing in this Loan Agreement express or implied, shall give to any Person, other than the parties to this Loan Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Loan Agreement.  The Lender may from time to time assign, solely with the consent of the SBA and subject to the Multiparty Agreements, and subject to the following restrictions, all or a portion of its rights and obligations under this Loan Agreement and the Loan Documents, pursuant to an executed assignment and acceptance by the Lender and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned; provided that to the extent no Event of Default shall have occurred and be continuing, the Lender shall not make an assignment to a Competitor.  Upon such assignment, (a) such assignee shall be a party hereto and to each Loan Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of the Lender hereunder, and (b) the Lender shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Loan Documents.  Unless otherwise stated in the Assignment and Acceptance, Borrower shall continue to take directions solely from the Lender unless otherwise notified by the Lender in writing.  The Lender may distribute to any prospective assignee any document or other information delivered to the Lender by Borrower.

15.02Participations.  The Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Loan Agreement solely with the consent of the SBA and subject to the Multiparty Agreements provided that (i) the Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Loan Agreement and the other Loan Documents except as provided in Section 2.10.

15.03Disclosures.  The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 15, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Subsidiaries that has been furnished to the Lender by or on behalf of

Borrower or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Loan Agreement.

15.04Amendment to Loan Agreement.  In the event the Lender assigns all or a portion of its rights and obligations under this Loan Agreement, the parties hereto agree to negotiate in good faith an amendment to this Loan Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.  This Loan Agreement may be amended by written agreement by the parties hereto; provided that any amendment shall be subject to the Multiparty Agreements.

15.05Hypothecation or Pledge of Pledged Assets.  Nothing in this Loan Agreement shall preclude the Lender from repledging the Financed Assets with the consent of the SBA and subject to the Multiparty Agreements, in accordance with applicable law, but in the case of Participation Interests, subject to the restrictions set forth in the related Participation Agreement.  Nothing contained in this Loan Agreement shall obligate the Lender to segregate any Financed Assets delivered to the Lender by the Borrower.

Section 16.Transfer and Maintenance of Register.

16.01Rights and Obligations.  Subject to acceptance and recording thereof pursuant to Section 16.02, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of the Lender under this Loan Agreement.  Any assignment or transfer by the Lender of rights or obligations under this Loan Agreement that does not comply with this Section 16 shall be treated for purposes of this Loan Agreement as a sale by such the Lender of a participation in such rights and obligations in accordance with Section 15.02 hereof.

16.02Register.  Borrower shall maintain a register (the “Register”) on which it will record the Lender’s rights hereunder, and each Assignment and Acceptance and participation.  The Register shall include the names and addresses of the Lender (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned.  Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of such rights.  If the Lender sells a participation in its rights hereunder, it shall provide the Borrower, or maintain as agent of the Borrower, the information described in this Section and permit the Borrower to review such information as reasonably needed for the Borrower to comply with its obligations under this Loan Agreement or under any applicable Requirement of Law.

Section 17.Suspension of Payments.

17.01Reserved.

17.02Suspension of Payments.  The Lender shall at any time have the right, in each case until such time as the Lender determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that the Lender would otherwise be obligated to pay, remit or deliver to the Borrower hereunder if an Event of Default or Default shall have occurred.

Section 18.Terminability.  Each representation and warranty made or deemed to be made in connection with an Advance, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Advance was made.  The obligations of the Borrower under Section 11 hereof shall survive the termination of this Loan Agreement.

Section 19.Notices And Other Communications.  Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including without limitation by electronic transmission) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party.  Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted electronically or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.  In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

Section 20.Entire Agreement; Severability; Single Agreement.

20.01Entire Agreement.  This Loan Agreement, together with the Loan Documents, constitute the entire understanding between the Lender and the Borrower with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for transactions involving Financed Assets.  By acceptance of this Loan Agreement, the Lender and the Borrower acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Loan Agreement.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

20.02Single Agreement.  The Lender and Borrower acknowledge that, and have entered hereinto and will enter into each Advance hereunder in consideration of and in reliance upon the fact that, all Advances hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Advances.  Accordingly, each of the Lender and Borrower agrees (i) to perform all of its obligations in respect of each Advance hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Advances hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Advance against obligations owing to them in respect of any other Advance hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Advance shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Advances hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

Section 21.Governing Law; Submission to Jurisdictions; Waivers.

21.01GOVERNING LAW.  THIS LOAN AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

21.02SUBMISSION TO JURISDICTION; WAIVERS.  THE LENDER, BORROWER AND THE GUARANTOR EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED;

(d)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e)THE LENDER, BORROWER AND THE GUARANTOR HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 22.No Waivers, etc.  No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.  An Event of Default shall be deemed to be continuing unless expressly waived by the Lender in writing.

Section 23.Confidentiality.

23.01Confidential Terms.  The Lender and Borrower hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Loan Documents (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iii) in the Event of a Default the Lender determines such information to be necessary or desirable to disclose to enforce or exercise the Lender’s rights hereunder, (iv) to any rating agency, (v) to any Affiliate of the Lender and any of the Lender’s accountants, legal counsel and other advisors, (vi) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Loan Agreement or (vi) to any actual or prospective party to any securitization or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Loan Agreement or payments hereunder.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Advances, any fact relevant to understanding the federal, state and local tax treatment of the Advances, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Borrower may not disclose the name of or identifying information with respect to the Lender or any pricing terms (including, without limitation, the Facility Fee) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Advances and is not relevant to understanding the federal, state and local tax treatment of the Advances, without the prior written consent of the Lender.  The provisions set forth in this Section 23.01 shall survive the termination of this Loan Agreement.

23.02Confidential Information.  Notwithstanding anything in this Loan Agreement to the contrary, Borrower shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Financed Assets and/or any applicable terms of this Loan Agreement (the “Confidential Information”).  Borrower understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and Borrower agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws.  Borrower shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of the Lender or any Affiliate of the Lender which the Lender holds (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information.  Borrower shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570.  Upon request, Borrower will provide evidence reasonably satisfactory to allow the Lender to confirm that Borrower has satisfied its obligations as required under this Section.  Without limitation, this may include the Lender’s review of audits, summaries of test results, and other equivalent evaluations of Borrower.  Borrower shall notify the Lender immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the Lender or any Affiliate of the Lender provided directly to the Borrower by the Lender or such Affiliate.  Borrower shall provide such notice to the Lender by personal delivery, by electronic transmission with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

Section 24.Conflicts; Multiparty Agreements.  In the event of any conflict between the terms of this Loan Agreement and any other Loan Document (other than the Multiparty Agreements), then the terms of this Loan Agreement shall prevail.  THE LENDER ACKNOWLEDGES THAT ALL PROVISIONS OF THIS LOAN AGREEMENT ARE SUBJECT TO THE MULTIPARTY AGREEMENTS.  In the event of any conflict between the terms of this Loan Agreement and the Multiparty Agreements, the terms of the Multiparty Agreements shall prevail.

Section 25.Miscellaneous.

25.01Counterparts.  This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page of this Loan Agreement in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Loan Agreement.

25.02Captions.  The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

25.03Acknowledgment.  Borrower hereby acknowledges that:

(i)it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement and the other Loan Documents;

(ii)the Lender has no fiduciary relationship to the Borrower; and

(iii)no joint venture exists between the Lender and the Borrower.

25.04Documents Mutually Drafted.  Borrower and the Lender agree that this Loan Agreement each other Loan Document have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

25.05Amendment and Restatement.  The terms and provisions of the Existing Loan Agreement are hereby amended and restated in their entirety by the terms and provisions of this Loan Agreement.

25.06Removal of Sutherland.  Sutherland is hereby removed from this Loan Agreement and all of its obligations as a “Borrower” hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties here to have caused this Loan Agreement to be duly executed and delivered as of the day and year fast above written.

BORROWER:

READYCAP LENDING, LLC

By:	/s/ Brendan Eccleston
Name: Brendan Eccleston
Title: Executive Vice President

Address for Notices:

420 Mountain Avenue, 3rd Floor
New Providence, NJ 07974
Attention: Brendan Eccleston
Facsimile: (973) 577-4695
E-mail: breandan.eccleston@rclending.com

With a copy to:

c/o Waterfall A set Management, LLC
1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attention: Carole Mortensen
E-mail: CMortcnscn@wakrfallarn.com

Amended and Restarted Master Loan and Security Agreement – Signature Page

GUARANTOR:

SUTHERLAND ASSET MANAGEMENT CORPORATION

By:	/s/ Thomas Buttacavoli
Name: Thomas Buttacavoli
Title: Authorized Signature

Address for Notices:

1140 Avenue of the Americas, 7th Floor
New York, NY 10036
Attention: Rick Herbst
E-mail: rherbst@water fallam.com

Amended and Restarted Master Loan and Security Agreement – Signature Page

LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ John Winchester
Name: John Winchester
Title: Executive Director

Address for Notices:

383 Madison Avenue
New York, New York 10179
Attention: John G. Winchester
Telephone: 212.834.4998
E-mail: john.g.winchester@jpmorgan.com

Amended and Restarted Master Loan and Security Agreement – Signature Page

EXHIBIT A

FORM OF

SECOND AMENDED AND RESTATED PROMISSORY NOTE

Maximum Facility Amount	June 30, 2016
New York, New York

FOR VALUE RECEIVED, READYCAP LENDING, LLC, a Delaware limited liability company (the "Borrower") hereby promises to pay to the order of JPMORGAN CHASE BANK, N.A. (the "Lender"), at the principal office of the Lender at 383 Madison Avenue, New York, New York 10179, in lawful money of the United States, and in immediately available funds, the principal sum of the Maximum Facility Amount, on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Advance, at such office, in like money and funds, for the period commencing on the date of such Advance until such Advance shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The date, amount and interest rate of each Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation hereof; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Advances made by the Lender.

This Note is one of the Notes referred to in that certain Amended and Restated Master Loan and Security Agreement, dated as of June 30, 2016, among the Borrower, Sutherland Asset Management Corporation, and the Lender (as such agreement may be amended or modified from time to time, herein called the "Loan Agreement").  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.  Upon occurrence of any Event of Default, the principal hereof, and all accrued interest thereon, may be declared or shall automatically become, due and payable pursuant to the Loan Agreement.

The Borrower agrees to pay all the Lender's costs of collection and enforcement (including reasonable attorneys' fees and disbursements of Lender's counsel) in respect of this Note when incurred, including, without limitation, reasonable attorneys' fees through appellate proceedings.

Notwithstanding the pledge of the Collateral, the Borrower hereby acknowledges, admits and agrees that the Borrower's obligations under this Note are recourse obligations of the Borrower to which the Borrower pledges its full faith and credit.

The Borrower, and any endorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayments of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute

Exhibit A-1

or exhaust the Lender's remedies against the Borrower or any other party liable hereon or against any Collateral for this Note.  No extension of time for the payment of this Note, or any installment hereof, made by agreement by the Lender with any person now or hereafter liable for payment of this Note, shall affect the liability under this Note of the Borrower, even if the Borrower is not a party to such agreement; provided, however, that the Lender and the Borrower, by written agreement between them, may affect the liability of the Borrower.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note.  Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

Any enforcement action relating to this Note may be brought by motion for summary judgment in lieu of a complaint pursuant to Section 3213 of the New York Civil Practice Law and Rules.  The Borrower hereby submits to New York jurisdiction with respect to any action brought with respect to this Note and waives any right with respect to the doctrine of forum non conveniens with respect to such transactions.

This Note is given in replacement of the Amended and Restated Promissory Note dated as of September 30, 2015, previously delivered to the Lender pursuant to the Loan Agreement.  THIS NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH SUCH OTHER NOTE.

[SIGNATURE PAGE TO FOLLOW]

Exhibit A-2

This Note shall be governed by and construed under the laws of the State of New York (without reference to choice of law doctrine but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Note) whose laws the Borrower expressly elects to apply to this Note.  The Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the Supreme Court of the state of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

READYCAP LENDING, LLC, as Borrower

By:
Name:
Title:

Exhibit A-3

SCHEDULE OF ADVANCES

This Note evidences Advances made under the within-described Loan Agreement to the Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, and subject to the payment and prepayments of principal set forth below:

Date Made	Principal Amount of Advance	Interest Rate	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

Exhibit A-4

EXHIBIT B

FORM OF REQUEST FOR BORROWING AND NOTICE OF PLEDGE

Reference is made to the Amended and Restated Master Loan and Security Agreement, dated as of June 30, 2016 (the "Loan Agreement") among READYCAP LENDING, LLC ("Borrower"), SUTHERLAND ASSET MANAGEMENT CORPORATION (the "Guarantor") and JPMORGAN CHANSE BANK, N.A. (the "Lender") as such agreement may be amended or modified from time to time.  In accordance with Section 2.03 of the Loan Agreement, the undersigned Borrower hereby requests that you, the Lender, make Advances to us in connection with our delivery of Pledged Assets as provided below.

Lender:	JPMORGAN CHASE BANK, N.A.
Borrower:	READYCAP LENDING, LLC
Requested Funding Date:	______________________________
Transmission Date:	______________________________
Transmission Time:	______________________________
Wire Instructions:	Wire to Borrower

______________________________

ABA#_________________________

GLA#_________________________

For further credit: TAS#___________

Account Name: _________________

Attn:

Aggregate Request

Advance Amount:$_____________________________

Number of Eligible Assets to be
Pledged:______________________________

UPB of Eligible Assets to be
Pledged:$_____________________________

Advance Amount:$_____________________________

Number of Eligible Assets to be
Pledged:______________________________

UPB of Eligible Assets to
be Pledged:$_____________________________

Exhibit B-1

Attached hereto is an Asset Schedule identifying the Eligible Assets to be pledged to the Lender as Collateral for the Advance requested hereby and to be included in the Borrowing Base in connection with the Advance requested hereby.

Borrower hereby certifies by making this Request for Borrowing and Notice of Pledge that (a) all information contained herein and in any schedules attached hereto are true, accurate and complete, (b) all conditions precedent to making an Advance required under the Loan Agreement shall be satisfied by the Funding Date, (c) no Default or Event of Default has occurred and is continuing on the date hereof nor will occur after giving effect to such Advance as a result of such Advance, (d) each of the representations and warranties made by Borrower in or pursuant to the Loan Documents is true and correct in all material respects on and as of such date (in the case of the representations and warranties in respect of Eligible Assets, solely with respect to Eligible Assets being included the Borrowing Base on the Funding Date) as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (e) Borrower is in compliance with all governmental licenses and authorizations and is qualified to do business and is in good standing in all required jurisdictions, (f) the Pledged Assets have been delivered to the FTA pursuant to the Multiparty Agreements and (g) such Advance will not cause a Borrowing Base Deficiency.

Borrower agrees to indemnify the Lender and hold it harmless against any Losses incurred by the Lender as a result of any failure by the Borrower to timely deliver the Pledged Assets subject to this Request for Borrowing and Notice of Pledge.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

[Signature Page Follows]

Exhibit B-2

Requested by:

READYCAP LENDING, LLC

By:
Name:
Title:

Acknowledged and Agreed to:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Exhibit B-3

EXHIBIT C

FORM OF REMITTANCE REPORT

SEE ATTACHED.

Exhibit C-1

EXHIBIT D

FORM OF SECTION 7 CERTIFICATE

Reference is hereby made to the Amended and Restated Master Loan and Security Agreement dated as of June 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement"), between READYCAP LENDING, LLC ("Borrower"), SUTHERLAND ASSET MANAGEMENT CORPORATION (the "Guarantor") and JPMORGAN CHASE BANK, N.A. (the "Lender").  Pursuant to the provisions of Section 7 of the Agreement, the undersigned hereby certifies that:

1.  It is a ___ natural individual person, ___ treated as a corporation for U.S. federal income tax purposes, ___ disregarded for federal income tax purposes (in which case a copy of this Section 7 Certificate is attached in respect of its sole beneficial owner), or ___ treated as a partnership for U.S. federal income tax purposes (one must be checked).

2.  It is the beneficial owner of amounts received pursuant to the Agreement.

3.  It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.  It is not a 10-percent shareholder of Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

5.  It is not a controlled foreign corporation that is related to Borrower within the meaning of section 881(c)(3)(C) of the Code.

6.  Amounts paid to it under the Facility Documents are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]

By:
Title:

________________, ______

Exhibit D-1

EXHIBIT E

ASSET FILE

A.With respect to each SBA Loan that is a Performing SBA 7(a) Acquired Loan or a Non- Performing SBA 7(a)/Non-Performing SMP Acquired Loan, that is not subject to a Participation, the loan file related to such SBA Loan shall include each of the following items, as applicable:

(i)the original SBA 7(a) Loan Note, or a lost note affidavit in the form approved by the Lender, including a complete chain of endorsements from the Originator of such SBA 7(a) Loan Note endorsed in the name of Borrower; provided that the Borrower may deliver lost note affidavits in form and substance acceptable to Lender for the SBA 7(a) Loan Notes not to exceed ten percent (10%) of the aggregate Lender's Advance Amount outstanding;*

(ii)an original or copy of the Mortgage with evidence of recording thereon;*

(iii)an original or copy of each intervening assignment thereof, evidencing an unbroken chain of title from the Originator of such Mortgage, with evidence of recording thereon;*

(iv)an original or a copy of each assignment of the Mortgage in the name of Borrower;**

(v)an original or copy of the assignment of leases and rents (if such item is a document separate from the Mortgage) with evidence of recording thereon;*

(vi)an original or copy of each intervening assignment of assignment of leases and rents, with evidence of recording thereon, evidencing a complete chain of title from the Originator of such Mortgage;*

(vii)an original or a copy of each assignment of assignment of leases and rents in the name of Borrower;**

(viii)an original or certified true copy of any security agreement, chattel mortgage or equivalent document (if any such item is a document separate from the Mortgage, if any) executed in connection with such SBA Loan to the extent such document secures property backing more than fifty percent (50%) of the principal balance of such SBA Loan;*

(ix)an original or copy of any consolidation, extension or modification agreement with evidence of recording thereon;**

(x)an original title insurance policy or a copy thereof, or a commitment to issue title insurance related to each Mortgage;***

(xi)an original of any guarantee on SBA Form 148 or 148L, if applicable or an original or a copy of any personal guarantee required by the Originator of the loan;**

Exhibit E-1

(xii)an original of any loan agreement, indemnity, escrow agreement, replacement reserve agreement, cash management or lockbox agreement, or any other similar instrument or agreement, in each case if a part of and as executed in connection with the SBA 7(a) Loan Note or any Mortgage;

(xiii)an original or copy of the UCC-1 Financing Statement, if any, sufficient to perfect the security interest held by the Originator of the SBA Loan in and to the personalty of the Borrower with evidence of recording/filing thereon in the form returned by the jurisdiction;

(xiv)an original or copy of each intervening UCC assignment, with evidence of recording/filing thereon in the form returned by the jurisdiction, evidencing a complete chain of title of the UCC Financing Statement from the Originator of such SBA Loan;

(xv)an original UCC assignment in the name of Borrower;

(xvi)an original power of attorney, if any, (with evidence of recording thereon) granted by the Borrower if the SBA 7(a) Loan Note, any Mortgage or any other document or instrument referred to herein was not signed by the Borrower; and

(xvii)any assumption agreement.

B.With respect to each SBA Loan that is a Performing SBA 7(a) Acquired Loan or a Non- Performing SBA 7(a)/Non-Performing SMP Acquired Loan and that is subject to a Participation, the loan file related to such SBA Loan shall include each of the following items, as applicable:

(i)an original or copy of the fully executed Participation Agreement relating to the purchase or sale, as applicable, of an interest in the non-guaranteed portion of the loan, and all intervening assignments;* and

(ii)an assignment of the Participation Agreement in blank.*

C.With respect to Transferred 7(a) Loans, the loan file related to each Transferred 7(a) Loan shall also include each of the following items, as applicable:

(i)For loans originated by the Originator under the SBA's Preferred Lender Participation Program, the Loan Eligibility Checklist;** and

(ii)an original or copy of the (a) SBA Loan Authorization and (b) the loan agreement with all related amendments thereto.*

D.With respect to each SBA Loan that is a Performing SBA 7(a) New Origination Guaranteed Loan or a Performing SBA 7(a) New Origination Unguaranteed Loan, the loan file related to such SBA Loan shall include each of the following items, as applicable:

(i)the original Note, including an endorsement from the Originator of such SBA Loan endorsed in blank;

Exhibit E-2

(ii)an original or copy of the Mortgage with evidence of recording thereon;

(iii)an original assignment of the Mortgage in blank in recordable form;

(iv)an original or copy of the assignment of leases and rents (if such item is a document separate from the Mortgage) with evidence of recording thereon;

(v)an original assignment of assignment of leases and rents in blank in recordable form;

(vi)an original or certified true copy of any security agreement, chattel mortgage or equivalent document (if any such item is a document separate from the Mortgage, if any) executed in connection with such SBA Loan to the extent such document secures property backing more than 50% of the principal balance of such SBA Loan;

(vii)an original or copy of any consolidation, extension or modification agreement with evidence of recording thereon;

(viii)an original title insurance policy or a copy thereof, or a commitment to issue title insurance;

(ix)an original of any guarantee on SBA Form 148 or 148L, if applicable or any personal guarantee required by the Originator of the loan;

(x)an original of any loan agreement, indemnity, escrow agreement, replacement reserve agreement, cash management or lockbox agreement, or any other similar instrument or agreement, in each case if a part of and as executed in connection with the Note or any Mortgage;

(xi)an original or copy of the UCC-1 Financing Statement, if any, sufficient to perfect the security interest held by the Originator of the Eligible Small Business Loan in and to the personalty of the borrower with evidence of recording/filing thereon in the form returned by the jurisdiction;

(xii)an original UCC assignment in blank in recordable form;

(xiii)an original power of attorney, if any, (with evidence of recording thereon) granted by the Obligor if the SBA Note, any Mortgage or any other document or instrument referred to herein was not signed by the borrower; and

(xiv)any assumption agreement.

NOTATION KEY

*Fatal Exceptions if missing.  Market Value of zero until delivered.

Exhibit E-3

**Critical Exceptions if missing.  Advance 50% of calculated Lender's Advance Amount for 30 days.  If not delivered within 30 days, becomes Fatal Exception and is reduced to a Market Value of zero until delivered.

***Title Policy Exception.  If there exists no evidence of title insurance at all, then it will be considered a Fatal Exception and the Market Value will be zero until title policy is delivered.  If there exists a commitment to issue a title insurance policy, Advance 50% of calculated Lender's Advance Amount for 60 days.  If title policy is not delivered within 60 days, becomes Fatal Exception and is reduced to a Market Value of zero until delivered.

No asterisk indicates no reduction if missing.

Exhibit E-4

EXHIBIT F

FORM OF SERVICER NOTICE

[Date]

[_________________], as Servicer
[ADDRESS]
Attention: ________

Re:

Amended and Restated Master Loan and Security Agreement, dated as of June 30, 2016 (the "Loan Agreement"), by and between READYCAP LENDING, LLC ("Borrower"), SUTHERLAND ASSET MANAGEMENT CORPORATION (the "Guarantor")] and JPMorgan Chase Bank, N.A. (the "Lender").

Ladies and Gentlemen:

[____________________] (the "Servicer") is servicing certain small business loans for the Borrower pursuant to that certain Servicing Agreement between the Servicer and the Borrower.  Pursuant to the Loan Agreement between the Lender and the Borrower, the Servicer is hereby notified that the Borrower has pledged to the Lender certain small business loans, which are serviced by Servicer which are subject to a security interest in favor of the Lender.

Upon receipt of a notice of Event of Default from the Lender in which the Lender shall identify the small business loans which are then pledged to the Lender under the Loan Agreement (the "SBA Loans"), the Servicer shall segregate all amounts collected on account of such SBA Loans, hold them in trust for the sole and exclusive benefit of the Lender, and remit such collections in accordance with the Lender's instructions below.  Servicer shall follow the instructions of the Lender with respect to the SBA Loans, and shall deliver to the Lender any information with respect to the SBA Loans reasonably requested by the Lender.  Borrower hereby notifies and instructs the Servicer and the Servicer is hereby authorized and instructed to remit any and all amounts which would be otherwise payable to the Borrower with respect to the SBA Loans to the following account which instructions are irrevocable without the prior written consent of the Lender:

[__________________]

[__________________]

Account No. [____________]

ABA No. [____________]

Account Name: [____________]

Attention: [____________]

Upon written notice following the occurrence and during the continuance of an Event of Default, the Lender shall have the right to immediately terminate Servicer's right to service the SBA Loans without payment of any penalty or termination fee under the Servicing Agreement.  Upon receipt of such notice, the Borrower and the Servicers shall cooperate in transferring the applicable servicing of the SBA Loans to a successor servicer appointed by the Lender in its sole discretion.

Exhibit F-1

Notwithstanding any contrary information which may be delivered to the Servicer by the Borrower, the Servicer may conclusively rely on any information or notice of Event of Default delivered by the Lender, and the Borrower shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information or notice of Event of Default.

The Lender shall be an intended third-party beneficiary of the Servicing Agreement.

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to the Lender promptly upon receipt.  Any notices to the Lender should be delivered to the following address: JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention: John G. Winchester, Telephone: 212.834.4998, E-mail: john.g.winchester@jpmorgan.com.

Very truly yours,

READYCAP LENDING, LLC

By:
Name:
Title:

ACKNOWLEDGED:

[SERVICER], as Servicer

By:
Name:
Title:

Exhibit F-2

EXHIBIT G

FORM OF EXCESS MARGIN NOTICE

ReadyCap Lending, LLC

420 Mountain Avenue, 3rd Floor

New Providence, NJ 07974

[DATE]

JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, NY 10179
Attention: John G. Winchester
Telephone: 212.834.4998
E-mail: john.g.winchester@jpmorgan.com

Excess Margin Notice

Re:

Excess Margin Notice pursuant to that certain Amended and Restated Master Loan and Security Agreement by and among ReadyCap Lending, LLC (the "Borrower"), Sutherland Asset Management Corporation (the "Guarantor"), and JPMorgan Chase Bank, N.A. (the "Lender"), dated as of June 30, 2016 (as amended, restated, modified or supplemented from time to time, the "Agreement").  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

Pursuant to Section 2.04(g) of the Agreement, the Borrower hereby notifies the Lender that the Collateral Value of the Financed Assets subject to an Advance under the Agreement is $[_________] greater than the Borrowing Base of the Financed Assets as of the date hereof (the "Margin Excess").

The Borrower hereby requests that the Lender transfer cash no later than 10:00 a.m. (Eastern time) on [_________], such that the Margin Excess is reduced or eliminated.

The Borrower hereby acknowledges and agrees that (x) any transferred amount shall be considered an Advance under the Agreement, (y) no Default has occurred and is continuing or would exist after such action by Lender and (z) that Lender will not be required to take any action that (1) would be inconsistent with Borrower's determination of Collateral Value in accordance with the Agreement, (2) would cause a Margin Deficit or (3) would cause the aggregate outstanding principal amount of the Advances to exceed the Maximum Facility Amount.

Very truly yours,

READYCAP LENDING, LLC

By:
Name:
Title:

Exhibit G-1